Exhibit 10.1

LEASE

___________________________________________________

Landlord:

Farley White Concord Road, LLC

Tenant:

T2 Biosystems, Inc.

Date of Lease:  September 3, 2021

_____________________________________________________

Exhibit 10.1

-i-

Exhibit 10.1

9.2	Rights of Mortgagee to Cure.	35
ARTICLE X - MISCELLANEOUS		35
10.1	Representations by Tenant.	35
10.2	Notices.	35
10.3	No Waiver or Oral Modification.	36
10.4	Partial Invalidity.	36
10.5	Certain Landlord Remedies.	36
10.6	Tenant's Estoppel Certificate.	36
10.7	Waiver of Subrogation.	37
10.8	All Agreements; No Representations.	37
10.9	Brokerage.	37
10.10	Successors and Assigns.	37
10.11	Construction of Document.	37
10.12	Disputes Provisions	37
10.13	Surrender.	38
10.14	Holdover.	38
10.15	Late Payment.	38
10.16	Force Majeure.	38
10.17	Limitation On Liability.	39
10.18	Financial Statements	39
10.19	Submission Not An Option.	40
10.20	Security Deposit.	40
10.21	Evidence of Authority.	41
10.22	Recording of Lease.	41
10.23	Option to Extend.	41
10.24	OFAC List	42
10.25	Signage.	42
10.26	Café.	43
10.27	Outdoor Space.	43

There are attached hereto and incorporated as a part of this Lease:

EXHIBIT A -- Floor Plans

EXHIBIT B -- Cleaning Services

EXHIBIT C -- Variable Expenses

EXHIBIT D -- Rules and Regulations

EXHIBIT E -- Space Plan
EXHIBIT F – Loading Dock Plan

-ii-

Article I - DEMISING CLAUSE AND DEFINED TERMS

1.1Demising Clause.  This lease (“Lease”) is made and entered into by and between the Landlord and the Tenant, as defined below, as of the date of this Lease (“Effective Date”).  In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as defined below, on all of the terms and conditions set forth herein.

1.2Defined Terms.  The terms listed below shall have the following meanings throughout this Lease:

(a)“LANDLORD”:  Farley White Concord Road, LLC, a Massachusetts limited liability company

(b)“LANDLORD'S ADDRESS”:  c/o Farley White Management Company, 155 Federal Street, 18th Floor, Boston, MA 02110

(c)“TENANT”:  T2 Biosystems, Inc., a Delaware corporation.

(d)“TENANT'S ADDRESS”:  Prior to the Commencement Date: 101 Hartwell Avenue, Lexington, Massachusetts 02421.  After the Commencement Date: 290 Concord Road, Billerica, Massachusetts 01821.

(e)“BUILDING”:  The 145,311 rentable square foot building located at
290 Concord Road, Billerica, Massachusetts.

(f)“PROPERTY”:  The Building and the land on which it is situated having the address of 290 Concord Road, Billerica, Massachusetts.

(g)“PREMISES”:  The approximately 70,125 rentable square foot portion of the Building consisting of an approximately 18,931 rentable square foot portion of the first floor and the entirety of the third floor, as more particularly shown on the floor plans attached hereto as Exhibit A.

(h)“RENTABLE SQUARE FEET IN THE PREMISES”:  Approximately 70,125 rentable square feet.

(i)“TENANT'S PERCENTAGE”:  48.26% which is based on the 70,125 Rentable Square Feet (RSF) the Premises over the total RSF of the Building.  The Tenant’s Percentage shall also be adjusted if the rentable square feet of the Building shall increase or decrease.

(j)“SCHEDULED COMMENCEMENT DATE”:  July 15, 2022

(k)“TERM”:  The period beginning on the Commencement Date (as defined in Section 2.2 of the Lease) and ending on the last day of the one hundred twenty-sixth (126th) full calendar month thereafter (subject, however, to Section 2.2 below).

(l)“RENT COMMENCEMENT DATE”:  One Hundred Eighty (180) days following the Commencement Date, estimated to be January 11, 2023.

Exhibit 10.1

(m)“BASE RENT”:

	Rental	Annual	Monthly
Period	Rate	Base Rent	Payment

Commencement Date* – Month 12	$16.50	$1,157,062.50	$96,421.88
Month 13 – Month 24	$17.00	$1,192,125.00	$99,343.75
Month 25 – Month 36	$17.51	$1,227,888.75	$102,324.06
Month 37 – Month 48	$18.04	$1,265,055.00	$105,421.25
Month 49 – Month 60	$18.58	$1,302,922.50	$108,576.88
Month 61 – Month 72	$19.14	$1,342,192.50	$111,849.38
Month 73 – Month 84	$19.71	$1,382,163.75	$115,180.31
Month 85 – Month 96	$20.30	$1,423,537.50	$118,628.13
Month 97 – Month 108	$20.91	$1,466,313.75	$122,192.81
Month 109 – Month 120	$21.54	$1,510,492.50	$125,874.38
Month 121 – Month 126	$22.19	$1,556,073.75	$129,672.81

*Provided that there is no Event of Default by Tenant under the Lease, the Monthly Payments of Base Rent for the Premises for the first one hundred eighty (180) days following the Commencement Date shall be abated.  Rent payable during any partial calendar month shall be prorated on a per diem basis.

(n)“LEASE YEAR”:  Each successive 365-day period during the Term, commencing on the Rent Commencement Date.

(o)“PERMITTED USES”:  General office and laboratory use.

(p)“BROKER(S)”:  CBRE

(q)“SECURITY DEPOSIT”:  $1,000,000 in the form of a letter of credit, in accordance with and subject to the terms and conditions of Section 10.20 hereof.

Article II - PREMISES AND TERM

2.1The Premises, Common Areas and Parking.

(a)Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.  Tenant shall have the right to use the space, if any, between the top surface of the ceiling and the bottom surface of the floor slab of the floor above such ceiling, and to drill into the floor slab of any floor encompassed within the Premises, all for the purpose of installing ducts, cables and conduits, so long as (i) Tenant obtains the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed); and (ii) such installation does not interfere with the Building systems and with the quiet enjoyment of other tenants in the Building.

(b)Tenant shall have the right to use the Common Areas in common with other tenants.  The “Common Areas” include the Building's common lobbies, corridors, stairways, and elevators necessary for access to the Premises, and the common walkways and driveways necessary for access to the Building, the common toilets, corridors and elevator lobbies of any multi-tenant floor,

Exhibit 10.1

loading docks, loading area, freight elevator, and the parking area for the Building.  Tenant will be afforded exclusive access to two tailboard docks located on the south side of the Building and directly adjacent to Tenant’s first floor premises (the “Tailboard Dock”) as shown on the loading dock plan attached hereto as Exhibit F.  All use of the Common Areas shall be subject to the reasonable rules and regulations of Landlord generally applicable to all tenants of the Building from time to time.  The current rules and regulations are attached hereto as Exhibit D (“Rules and Regulations”).

(c)Tenant shall have the right to use two hundred seventeen (217) of the parking spaces in the parking areas serving the Building on an unreserved, first-come-first-served, non-exclusive basis, solely for Tenant's employees and visitors.  It is understood that Landlord shall not be responsible for policing any parking areas.  Tenant shall reasonably cooperate with Landlord to assure that Tenant and its employees and visitors observe all reasonable parking regulations established by Landlord from time to time and to assure that Tenant and its employees and visitors do not use more parking spaces than the number of parking spaces provided to Tenant hereunder.  Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the Effective Date.

(d)Landlord reserves the right, at any time and from time to time: (i) to change the name and street address of the Building; (ii) to grant, modify and terminate easements and other encumbrances, (iii) to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas; (iv) to designate and change from time to time areas of the Property and facilities so to be used, as it may reasonably deem necessary or desirable, provided, however, in each case, that there be no material obstruction of Tenant’s access to or egress from, or material interference with Tenant’s use or enjoyment of the Premises.  Landlord may at any time or from time to time, without Tenant’s consent, construct additional improvements in all or any part of the Property, including, without limitation, adding additional buildings or changing the location or arrangement of any improvement in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease and that the exercise of such rights does not interfere with Tenant’s access to and use and enjoyment of the Premises.

2.2Term.  Both parties shall be bound by all the terms of this Lease as of the Effective Date.  The Term shall begin on the Commencement Date and shall continue for the length of the Term set forth in Section 1.2 unless sooner terminated as hereinafter provided; provided, however, that if Landlord has not received the necessary permits to commence construction of the Landlord’s Work and Tenant’s Work before February 1, 2022 (the “Permit Deadline”) and such failure is not due to Force Majeure or Tenant Delays, Tenant shall have option, but not the obligation, to terminate this Lease by delivery of written notice to Landlord, in which case the termination of the Lease shall be effective on the thirtieth (30th) day following Landlord’s receipt of such notice, unless such permits shall be obtained prior to the effective termination date in which case the notice of termination shall be void and this Lease shall continue in full force and effect.  If the Lease is so terminated, (a) Landlord shall promptly return the Security Deposit to Tenant,

Exhibit 10.1

and (b) Landlord shall promptly return to Tenant all pre-paid Rent and any other sums previously delivered to Landlord by Tenant.  The “Commencement Date” shall be the earlier of: (i) the date of issuance of a certificate of occupancy (or equivalent) for the Tenant’s Work under Article IV or (ii) the date the Tenant occupies any portion of the Premises for its business operations.   If Landlord has not received the necessary permits to commence construction of the Landlord’s Work and Tenant’s Work on or before the Permit Deadline due to a Tenant Delay, the Permit Deadline shall be extended for (i) a period of fourteen (14) days for the first day of a Tenant Delay and (ii) an additional day for each additional day of a Tenant Delay, and Tenant shall retain the right to deliver a notice of termination following any such extended Permit Deadline.

Landlord shall use reasonable efforts to have the Premises ready for occupancy, including, without limitation, the substantial completion and usability of the Landlord’s Work, the Tenant’s Work and the Tailboard Dock, on or before the Scheduled Commencement Date.  If the Premises, including the Tailboard Dock, are not ready for occupancy and use by Tenant on the Scheduled Commencement Date, Landlord shall not be subject to any liability for such failure, and such failure shall not affect the validity of this Lease, but Tenant shall not be liable for any Base Rent until the Rent Commencement Date.  Notwithstanding the foregoing, if the Commencement Date shall not have occurred on or before the ninetieth (90th) day following the Scheduled Commencement Date and such failure is not due to Force Majeure or Tenant Delays, the Rent Commencement Date shall be extended by one (1) day for every day following the Scheduled Commencement Date for which the Premises are not ready for occupancy and use.  If the Commencement Date shall not have occurred on or before the one hundred twentieth (120th) day following the Scheduled Commencement Date and such failure is not due to Force Majeure or Tenant Delays, Tenant shall have the option, but not the obligation, to terminate this Lease by delivery of written notice to Landlord, in which case the termination of the Lease shall be effective on the thirtieth (30th) day following Landlord’s receipt of such notice, unless the Premises shall be made ready for occupancy and use prior to the effective termination date in which case the notice of termination shall be void and this Lease shall continue in full force and effect.  If the Lease is so terminated, (a) Landlord shall promptly return the Security Deposit to Tenant, and (b) Landlord shall promptly return to Tenant all pre-paid Rent and any other sums previously delivered to Landlord by Tenant.  However, if the Premises are not ready for occupancy, and such delay is due to a Tenant Delay (as hereinafter defined), then the Commencement Date shall be the date the Premises would have been ready for occupancy except for such Tenant Delay, as reasonably determined by Landlord.  If the Commencement Date shall not have occurred by the Scheduled Commencement Date due to a Tenant Delay, the Scheduled Commencement Date shall be extended for (i) a period of fourteen (14) days for the first day of a Tenant Delay, and (ii) an additional day for each additional day that of a Tenant Delay, and the timelines contained herein shall be based on such extended Scheduled Commencement Date and Tenant shall retain the right to deliver notice of termination based on such extended Scheduled Commencement Date.

The following delays, but only to the extent they result in actual delays in the Scheduled Commencement Date,  are herein referred to collectively and individually as “Tenant Delay”:

(i)the failure by Tenant to submit its final written programming requirements on or before October 1, 2021;

Exhibit 10.1

(ii)any request by Tenant that Landlord delay the commencement, continuance or completion of the Tenant’s Work; or

(iii)any failure by Tenant to satisfy its construction-related obligations under this Lease that delays the completion of the Tenant’s Work;

(iv)any special requirement of the Landlord’s Work or Tenant’s Work not in accordance with Landlord’s building standard, provided that Landlord has notified Tenant in writing in advance of the estimated delay attributable to such requirements;

(v)any delay in the issuance of a certificate of occupancy for the Tenant’s Work due to Tenant’s failure to install Tenant’s furniture and fixtures in accordance with the Final Plans; or

(vi)any delay in the issuance of a building permit or certificate of occupancy for the Landlord’s Work or Tenant’s Work due to Tenant’s failure to obtain any environmental or operating permits pertaining to Tenant’s Permitted Use.

Actual Tenant Delays will be measured using the critical-path-type analysis.  Landlord shall have no obligation to incur any additional expense to make up time produced by Tenant Delays, but Tenant may at any time pay the additional expense, including, without limitation, the additional supervisory and general conditions costs incurred, as additional rent in order to seek to cause any lost time to be made up at a later stage of construction.

Promptly after the Commencement Date has been established, Landlord and Tenant shall confirm the Commencement Date by mutually executing a certificate of commencement in a form to be prepared by Landlord and reasonable satisfactory to Tenant.

Article III - RENT

3.1Base Rent.

(a)Beginning on the Rent Commencement Date (as may be extended in accordance with Section 2.2), Tenant shall pay the Base Rent each month in advance on the first day of each calendar month during the Term.  The first monthly installment of Base Rent shall be due upon Lease execution and such amount shall be applied to the installment payment due to be paid by Tenant to Landlord after the Rent Commencement Date.  For any partial month at the beginning or end of the Term, Tenant shall pay a proportional share of the amount that would be due for a full month, and with respect to a partial month at the beginning of the Term, Tenant shall pay such proportional share on the Commencement Date.  In addition to the Base Rent, Tenant shall pay all additional rent and rental adjustments provided herein at the times set forth herein, or if no time for payment is specified, then payment shall be made within thirty (30) days after Tenant's receipt of an invoice from Landlord or another billing authority.  All payments shall be made to Landlord at Landlord's Address or such other place as Landlord may designate in writing, without prior demand and without abatement, deduction or offset except as may be specifically set forth herein.  Tenant shall not pay, and Landlord shall not accept, any rental payment more than one month in advance.  All charges to be paid by Tenant hereunder, other than Base Rent, shall be considered additional rent for the purpose of this Lease, and the words “rent” or “Rent” as used in this Lease

Exhibit 10.1

shall mean both Base Rent and such additional rent unless the context specifically or clearly indicates that only the Base Rent is referenced.

3.2Adjustment for Operating Expenses.

(a)Beginning on the Commencement Date, Tenant shall pay, as additional rent, Tenant's Share of Expenses for the Property.  For each Fiscal Year during the Term, Tenant's Share of Expenses shall consist of the sum of (x) Tenant's Percentage of the sum of the total Operating Expenses for the Property and the total Taxes for the Property for that Fiscal Year, and (y) a commercially reasonable charge for the provision of services to operate the Building during periods other than 8:00 a.m. to 6:00 p.m. on weekdays and to operate the Building on holidays (which are all days on which commercial banks in Boston, Massachusetts are authorized or required by law to close) (such periods being referred to herein as “Non-Business Hours”) that are fairly allocable to the Premises, if such services are requested by Tenant or are necessary, in Landlord's reasonable judgment, for Tenant's operations during Non-Business Hours.  For any partial Fiscal Year at the beginning or end of the Term, Tenant's Share of Expenses shall be adjusted proportionately for the part of the Fiscal Year falling within the Term.  Tenant's Percentage may be reduced if the Property is changed or reconfigured, but shall in all cases not exceed the percentage that the Rentable Square Feet in the Premises bears to the total rentable square footage in the Property, calculated on a consistent basis.  In addition, Tenant shall pay, as additional rent, one hundred percent (100%) of any increase in Taxes not otherwise billed to Tenant which may result from any alteration, addition or improvement to the Premises that is made by or solely on behalf of Tenant.  Landlord, at its discretion, may also assess Tenant for any extraordinary item of cost or expense which may actually occur as a direct result of Tenant’s own distinct uses or activities which shall be itemized, invoiced separately, and paid by Tenant within thirty (30) days of its receipt of the invoice.

(b)Before each Fiscal Year, Landlord shall give Tenant a reasonable estimate of the expected Operating Expenses and Taxes for the Property for the coming Fiscal Year (excluding Landlord's cost for services provided during Non-Business Hours), and a calculation of the estimated amount of Tenant's Share of Expenses.  Tenant shall pay one-twelfth of the estimated amount of Tenant's Share of Expenses with each monthly payment of Base Rent.  After the end of each Fiscal Year, Landlord shall give Tenant a statement (“Statement”) showing the actual Operating Expenses and Taxes for that Fiscal Year, a calculation of the actual amount of Tenant's Share of Expenses, and a summary of amounts already paid by Tenant pursuant to this Section.  Any underpayment by Tenant shall be made up by cash payment to Landlord within thirty (30) days after delivery of the Statement; any overpayment shall be paid to Tenant within thirty (30) days after delivery of the Statement or, at Landlord's option, shall be credited against the next due Base Rent, provided that any overpayment shall be paid in cash to Tenant within thirty (30) days if the Term has ended.  No delay by Landlord in providing any Statement shall be deemed a waiver of Tenant's obligation to pay Tenant's Share of Expenses

(c)The following terms used in this Section 3.2(c) shall have the following meanings for purposes of this Lease:

(i)The term “Fiscal Year” means any twelve-month period selected by Landlord for operating purposes.  Landlord may change its Fiscal Year and interim

Exhibit 10.1

accounting periods, so long as the periods so revised are reconciled with prior periods in accordance with generally accepted accounting principles.

(ii)The term “Operating Expenses” means the total cost of operation of the Property, including, without limitation:  (i) all costs of supplies, materials, equipment, and utilities used in or related to the operation, maintenance, and repair of the Property or any part thereof (other than the cost of any electricity which is to be paid for separately by Tenant pursuant to Section 3.3); (ii) all labor costs, including without limitation, salaries, wages, payroll and other taxes, unemployment insurance costs and employee benefits in connection with the on-site management, operation and maintenance of the Property or any part thereof; (iii) all maintenance, management, janitorial, legal (excluding those legal costs arising out of defaults of Landlord or other tenants in the Building), accounting, insurance, and service agreement costs related to the Property or any part thereof, including, without limitation, service contracts with independent contractors; (iv) casualty, liability, flood, environmental and other insurance, and unreimbursed costs incurred by Landlord which are subject to an insurance deductible; and (v) costs (including financing charges) of improvements to the Property that are intended to increase safety or reduce Operating Expenses or are required to comply with legal requirements imposed after the initial completion of the Building, all such improvements to be amortized over the reasonable life of such improvements.  Any of the above services may be performed by Landlord or its affiliates, provided that fees for the performance of such services shall be reasonable and competitive with fees charged by unaffiliated entities for the performance of such services in comparable buildings in the area.

“Operating Expenses” shall not include:

(a)Any ground rent;

(b)Bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Property;

(c)Costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds, taking awards, or is otherwise reimbursed by third-parties;

(d)Depreciation, amortization, interest payments or capital expenditures except as expressly set forth herein;

(e)Marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Property, and costs incurred with respect to the installation of tenant improvements;

(f)Expenses in connection with the enforcement of Landlord’s rights against tenants and occupants of the Property;

Exhibit 10.1

(g)Expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged for directly;

(h)initial improvements or alterations to the Premises;

(i)the cost of providing any service directly to and paid directly by a single individual lessee, or costs incurred for the benefit of a single lessee in the Building;

(j)costs incurred due to Landlord’s breach of a law or ordinance;

(k)repairs necessitated by the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors;

(l)capital expenses other than those specifically included in the definition of Operating Expenses;

(m)charitable, or political contributions and membership fees or other payments to trade organizations;

(n)costs of Landlord’s Work which are to be borne by Landlord  pursuant to this Lease;

(o)rent and similar charges for Landlord’s on-site management office and/or leasing office or any other offices of Landlord or its affiliates;

(p)except for the management fee, Landlord’s general overhead expenses not reasonably related to the Building;

(q)Landlord’s costs of any services provided to lessees or other occupants for which Landlord is actually reimbursed by such lessees or other occupants (other than reimbursement through Operating Expenses) as an additional charge or rental over and above the basic rent (and escalations thereof) payable under the lease with such lessee or other occupant;

(r)costs in connection with services that are provided to another lessee or occupant of the Building, but are not offered to Tenant;

(s)costs (i.e., interest and penalties) incurred due to Landlord’s default of this Lease or any other lease, mortgage, or other agreement;

(t)payments to subsidiaries or affiliates of Landlord, or to any other party, in each case as a result of a non-arm's length transaction, for management or other services related to the Premises, or for supplies or other materials for the Building, to the extent that such payments exceed arm’s length competitive prices in the market where the Premises are located for the services, supplies or materials provided; salaries of employees of Landlord or Landlord’s managing agent above those performing regional asset management and facilities management duties for the Building;

Exhibit 10.1

(u)costs or expenses incurred in connection with the financing or sale of the Building or any portion thereof;

(v)costs of environmental testing, monitoring, removal or remediation of any Hazardous Materials in the Building that are in existence at the Building prior to the Commencement Date except to the extent caused by Tenant;

(w)the costs of acquiring investment-grade art;

(x)fines, penalties, interest or other amounts imposed in connection with the Landlord’s failure to pay any tax when due, except to the extent such failure is due to Tenant’s failure to comply with the terms of this Lease; and

(y)any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord.

(iii)With respect to amounts payable on account of the total Operating Expenses for the Building and the Property, if less than the total rentable square footage of the Building is occupied at any time during such period, Landlord may reasonably extrapolate and include all components of Landlord’s Operating Expenses that vary with occupancy (including, without limitation, the categories of Landlord’s Operating Expenses listed as “Variable Expenses” on the attached Exhibit C) as though the total rentable square footage of the Building had been one hundred percent (100%) occupied at all times during such period (that is, if actual occupancy of the Building is less than 100%, then Tenant’s Share of any such extrapolated variable component will be the percentage obtained by multiplying 100% by a fraction, the numerator of which is the percentage of the Building occupied by Tenant and the numerator of which is the percentage of the Building occupied by Tenant and all other tenants).  In addition, if during all or part of any fiscal year, Landlord is not performing or furnishing any item or service to any portion of the Property (the cost of which, if performed or furnished by Landlord to such portion of the Property, would constitute a part of Operating Expenses), on account of (a) such item or service not being required or desired by a tenant, or (b) any tenant obtaining or providing such item for service itself, then, Operating Expenses shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had performed or furnished such item or service to 100% of the Building.

(iv)The term “Taxes” means any form of assessment, rental tax, license tax, business license fee, levy, charge, tax or similar imposition, imposed by any authority having the power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, library, drainage or other improvement or special assessment district, as against the Property or any part thereof or any legal or equitable interest of Landlord therein, or against Landlord by virtue of its interest therein, and any reasonable costs incurred by Landlord in any proceeding for abatement thereof, including, without limitation, attorneys' and consultants' fees.  Notwithstanding anything to the contrary set forth in this Lease, in no event shall “Taxes” include: (a) Landlord's income, or franchise taxes, (b) assessments for off-site improvements, or (c) fines, penalties and interest incurred

Exhibit 10.1

as a result of Landlord’s failure to pay any Tax when due except to the extent due to Tenant’s failure to comply with its obligations hereunder.  Landlord shall reimburse Tenant for Tenant's Share of any Tax abatements received by Landlord less legal, appraisal and other fees and expenses incurred by Landlord in obtaining such abatement.

As to any assessments payable in installments, Tenant shall only pay its Percentage of installments allocable to the Lease Term.

Provided that Tenant shall have first paid all of amounts due and payable by Tenant pursuant to this Article III and upon written notice of Tenant within 30 days of the receipt of a final certificate (but not more than once with respect to any Fiscal Year), Tenant may cause Landlord’s books and records to be audited with respect to operating costs applicable to the Building for such Operating Year.  The audit shall be performed within 30 days of Landlord’s receipt of notice by a certified public accountant selected by Tenant at Tenant’s sole cost and expense and at a mutually agreeable time and place where the books and records are customarily kept by the Landlord (or property manager) in the ordinary course.  In no event shall the audit services be performed on a contingency fee basis.  During such time of audit Tenant shall pay its full share of operating expenses.  If it is determined that there are any amounts owed Tenant or Landlord as a result of said audit, such amount shall be reimbursed to the other within 30 days of said audit results, and if such audit identifies a misstatement of Operating Expenses in excess of five percent (5%), Landlord shall also reimburse Tenant for the reasonable cost of the audit.  Tenant shall keep the results of any such audit confidential and shall not disclose the results of such inspection nor the content of such books and records with any third party other than Tenant’s consultants and attorneys.  Failure of Tenant to provide Landlord with a written request to review such books and records in a timely manner pursuant to this Article 3 with respect to each Fiscal Year shall be deemed a waiver of Tenant’s rights hereunder with respect to such Fiscal Year.

3.3Tenant's Utilities.   The Premises will be check-metered to measure the electricity and gas used therein at Tenant’s expense (pending final design).  Within thirty (30) days following a written invoice from Landlord, Tenant shall pay to Landlord, as Additional Rent, the amount payable for utility services to the Premises based on check-meters and invoices received by Landlord from the applicable service provider.  Tenant shall be responsible for all utility costs incurred as of the Commencement Date as set forth in Section 2.2.  Tenant, at Tenant’s expense, shall purchase, install and replace all light fixtures, bulbs, tubes, lamps, lenses, globes, ballasts and switches used in the Premises.  Tenant agrees that it will not allow its demand requirements to adversely affect the Building’s systems.  Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of such utility service is changed or is no longer available or suitable for Tenant’s requirements.

3.4Rent Abatement for Interruptions. Notwithstanding anything to the contrary in this Lease, if the Premises or a portion thereof are substantially untenantable such that, for the duration of the Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises is materially and adversely affected, and Tenant actually ceases to use the affected portion of the Premises (the “Affected Portion”) during the period of untenantability then, provided that such untenantability and Landlord's inability to cure such condition is not caused by the fault or neglect of Tenant and the

Exhibit 10.1

untenantability is within Landlord’s reasonable control to remedy, Base Rent, Operating Costs and Taxes shall thereafter be abated in proportion to such untenantability until the day such condition is completely corrected.  For purposes hereof, the “Interruption Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Affected Portion. The provisions of this Section 3.4 shall not apply in the event of untenantability caused by fire or other casualty, or taking for eminent domain, which shall be governed by Section 8.1 below.

Article IV - CONSTRUCTION

4.1Condition of Premises.

Tenant agrees that except as expressly provided herein (i) Tenant shall accept possession of the Premises in “as is” condition, (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises or the Building, and (iii) except for the Landlord’s Work, the Tenant’s Work and as otherwise expressly provided in this Lease, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions or improvements to the Premises to prepare the Premises for Tenant’s use and occupancy.  Notwithstanding the foregoing, Landlord represents, to its actual knowledge, without a duty to investigate, that (a) there are no damages or defects with respect to the Premises that would not be discoverable during a visual inspection, and (b) the Premises are not in violation of any applicable laws.

Notwithstanding the foregoing, Landlord shall (i) cause the first-floor premises to be demised from the unleased space on the floor and delivered to Tenant in shell condition and (ii) deliver the Premises with the building roof and structure (including without limitation, exterior windows), common areas and all mechanical, electrical, plumbing MEP and HVAC and life/safety systems serving the Premises in good working order and repair at Landlord’s cost (“Landlord’s Work”).  Landlord’s Work shall include (i) providing one-time access and installation of the lab PODS to be installed on the third floor of the Building in accordance with the approved Final Plans, including without limitation, the cost of a crane and window removal and (ii) the construction of the Tailboard Dock.

4.2Tenant’s Work.  Subject to the provisions of this Lease, Landlord shall construct an initial build out of the Premises (“Tenant’s Work”) in accordance with the Final Plans (as hereinafter defined).  The Tenant’s Work shall be constructed by Landlord in compliance with the provisions of the Lease.  Tenant’s Work shall not include the purchasing or installation of Tenant’s trade fixtures.

Landlord and Tenant have prepared the test-fit plan attached as Exhibit E (“Space Plan”).  Tenant shall provide Landlord Tenant’s final written programming requirements, including without limitation, Tenant’s office and lab equipment list and associated electrical, plumbing and ventilation requirements on or before October 1, 2021.  Tenant’s failure to provide the complete written programming requirements by such date shall constitute Tenant Delay.  Based on such test-fit plan and programming requirements, Landlord shall cause to be prepared plans for the layout and finish of the Tenant’s Work which Tenant desires to have performed in the Premises together

Exhibit 10.1

with mechanical, electrical, plumbing and fire protection plans (collectively, “Preliminary Plans”).  Tenant shall respond to each request by Landlord for information required to prepare the Preliminary Plans within ten (10) days of such request.  Tenant’s failure to respond timely or provide requested information shall constitute Tenant Delay.  Landlord will use commercially reasonable efforts to cause the Preliminary Plans to be submitted to Tenant within thirty (30) days from Landlord’s receipt of Tenant’s complete written programming requirements and Tenant shall approve or disapprove of the Preliminary Plans within ten (10) days of receiving them.  If Tenant disapproves the Preliminary Plans, Tenant shall provide Landlord the reasons for such disapproval.  Based on any comments received from Tenant during such ten (10) day period, Landlord will use commercially reasonable efforts to cause the final plans (“Final Plans”) to be prepared and delivered to Tenant on or before December 1, 2021. No work shall be conducted by or on behalf of Tenant until the Final Plans have been fully approved in writing by Tenant in accordance with the time frames of this Section.  The Final Plans shall not be materially changed or modified after approval by Tenant. Tenant shall cooperate reasonably to assist Landlord in obtaining a building permit and other approvals, at no cost or liability to Landlord.

The Final Plans shall comply with applicable legal requirements and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for the Tenant’s Work.  Tenant, at its expense, shall be responsible for obtaining all licenses and permits required for its activities in the Premises.

Upon approval of the Final Plans, Landlord shall appoint a contractor from a mutually agreeable bid list of contractors which contractor shall prepare and submit to Tenant a budget for the Tenant’s Work (“Estimated Initial Work Budget”).  Tenant shall have the right to approve the Estimated Initial Work Budget, such approval not to be unreasonably withheld, conditioned, or delayed.  If Tenant does not approve or object to the Estimated Initial Work Budget within three (3) business days after receipt of such information, the Estimated Initial Work Budget shall be deemed to be approved.  If Tenant does not approve the Estimated Initial Work Budget, Tenant shall suggest alternatives to reduce the costs and the contractor shall issue a new Estimated Initial Work Budget incorporating Tenant’s comments and alternatives.  This process shall be continued until the Estimated Initial Work Budget shall be approved by Tenant.  Notwithstanding the foregoing, the failure to obtain Tenant’s approval of the Estimated Initial Work Budget on or before January 15, 2022 shall constitute Tenant Delay.  Prior to spending or incurring any amounts or any costs that will exceed the corresponding line item in the Estimated Initial Work Budget (or the total amount of the costs shown on the Estimated Initial Work Budget) by 5%, the contractor shall obtain Tenant’s written approval to such excess amounts.

Landlord’s Managing Agent (or such other affiliate of Landlord as Landlord may substitute therefor) shall act as construction manager for the Tenant’s Work, and said Estimated Initial Work Budget shall include a construction management fee payable to Landlord’s Managing Agent equal to five percent (5%) of the cost of the Tenant’s Work (“Construction Management Fee”).

Tenant will be responsible for payment of the amount, if any, by which the costs of the Tenant’s Work plus the Construction Management Fee exceed the Tenant Improvement Allowance, as provided for below.

Exhibit 10.1

Upon approval of the Final Plans and the Estimated Initial Work Budget, Landlord shall commence construction of the Tenant’s Work and diligently prosecute the completion of the Tenant’s Work in accordance with the provisions of this Section.  Unless directed by Landlord to remove any portion of such improvements prior to the expiration of the term (which requirement shall be made by Landlord at the time it approves the Plans or at the time it approves any future Alterations pursuant to Section 4.4(d)), such improvements shall be part of the Premises and the sole property of Landlord subject to Tenant’s right to make further alterations in accordance with the terms of this Lease.  Landlord shall promptly correct any items on such list that require correction.  Except as set forth herein, Landlord shall have no obligation to improve the Premises.

Tenant's interior furnishings, i.e., specification, supply and installation of furniture, furnishings, telephones, and moveable equipment, shall be the sole responsibility of Tenant.  Provided that Tenant does not unreasonably interfere with or delay Landlord’s performance of the Tenant’s Work, Landlord agrees to allow Tenant to have access to the Premises prior to the Commencement Date for design, space planning, inspection and the like and for installation of its telecommunications and computer equipment and to install its fixtures, furniture and equipment all subject to reasonable cooperation with Landlord.  Prior to any entry onto the Premises, Tenant shall deliver to Landlord certificates of insurance evidencing the coverages required herein.  All of the Tenant's installation of interior furnishings and equipment shall be coordinated with any work being performed by Landlord in the Premises or elsewhere in the Building in such manner as to maintain harmonious labor relations and not damage the Building or the Premises or interfere with Building operations in any material respects.

Within fourteen (14) days after the Commencement Date, Landlord and Tenant shall inspect the Premises and mutually prepare a list (the “Punchlist”) of outstanding items which do not materially interfere with Tenant’s use and occupancy of the Premises but which need to be performed to deliver the Premises in the condition required by the Lease (the “Punchlist Items”). Any matters, other than building systems, not shown on the punch list shall be deemed approved by Tenant.  Subject to Force Majeure and Tenant Delays, Landlord shall, unless otherwise specified on the Punchlist, complete all Punchlist Items within sixty (60) days of the date of the Punchlist, at Landlord sole cost and expense, subject to reimbursement in accordance with Section 4.3 below; provided, however, to the extent the Punchlist includes any defects in Tenant’s Work, such defects shall be corrected at Landlord’s sole cost and expense, and not subject to reimbursement in accordance with Section 4.3.

Subject to the terms of this paragraph, Landlord agrees that Landlord’s contract for the Tenant’s Work will contain a warranty in customary form satisfactory to Landlord that the Tenant’s Work shall be free from defects in workmanship and materials.  Any portion of Tenant’s Work not conforming to the previous sentence may be considered defective.  The warranty excludes remedy for damage caused by improper use by any of the Tenant Parties or modifications not made by Landlord or any Landlord Party or improper or insufficient maintenance to the extent that such maintenance is not the responsibility of Landlord hereunder, it being understood and agreed that normal wear and tear and normal usage are not deemed defects or deficiencies. Landlord agrees that to the extent that the correction of such defects is covered under warranties given Landlord by contractors or subcontractors performing the Tenant’s Work, it shall cause such contractor to correct any portion of Tenant’s Work without cost to Tenant promptly following the date that Tenant gives Landlord written notice (a “Defect Notice”) of such defective condition,

Exhibit 10.1

provided that the Defect Notice is delivered to Landlord on or before the date (the “Warranty Expiration Date”) that is one hundred twenty (120) days following the Commencement Date, time being of the essence. Landlord’s obligations under this Section shall expire on the Warranty Expiration Date and be of no further force and effect except with respect to any defects or deficiencies in Tenant’s Work disclosed in any Defect Notice delivered before the Warranty Expiration Date.

4.3Tenant Improvement Allowance.

Landlord shall pay for the actual hard and soft costs incurred with respect to the Tenant’s Work up to Three Million Five Hundred Six Thousand Two Hundred Fifty and 00/100 Dollars ($3,506,250.00) less any past due expenses owed to Landlord by Tenant under this Lease (“Initial Allowance”), in accordance with this Section.

If the actual costs incurred in connection with the Tenant’s Work exceed the Initial Allowance, subject to Tenant providing a written statement that no material adverse change has occurred that affects Tenant’s ability to meet its obligations under the Lease, Landlord shall provide an additional allowance to fund such excess costs up to a maximum aggregate amount of Three Million One Hundred Fifty-Five Thousand Six Hundred Twenty-Five and 00/100 Dollars ($3,155,625.00) less any past due expenses owed to Landlord by Tenant under this Lease (“Additional Allowance”) (the Initial Allowance and the Additional Allowance, are hereinafter referred to, singly or collectively, as the “Tenant Improvement Allowance”).  The Additional Allowance shall not be used for funding any changes to the Tenant’s Work not reflected on the Final Plans or any subsequent improvements or alterations proposed by Tenant.

The Tenant Improvement Allowance shall be payable by Landlord directly to the contractor in installments as the Tenant’s Work progresses.  Tenant will be responsible for payment of the amount, if any, by which the cost of the Tenant’s Work plus the Construction Management Fee exceeds the Tenant Improvement Allowance (“Tenant’s Excess Cost”).  Tenant will pay Tenant’s Excess Cost, if any, to Landlord in progress payments as Landlord incurs the cost of the Tenant’s Work plus the Construction Management Fee.  If the cost of the Tenant’s Work plus the Construction Management Fee is expected to exceed the Tenant Improvement Allowance based on the Estimated Initial Work Budget, Landlord shall send to Tenant each month an invoice from contractor for the costs incurred by contractor in completing the Tenant’s Work in the prior month plus the Construction Management Fee applicable for such month.  Within seven (7) days after receipt of Landlord’s invoice, Tenant shall pay the portion of the monthly invoice equal to the proportion that the Tenant’s Excess Cost bears to the total cost for the Tenant’s Work plus the Construction Management Fee based on the Estimated Initial Work Budget.  If Tenant’s Excess Cost changes as a result of changes in the cost of the Tenant’s Work, appropriate adjustments will be made in the monthly progress payments due from Tenant.  Upon completion of the Tenant’s Work, Landlord shall submit to Tenant, for Tenant’s review, copies of paid invoices and other reasonable evidence of the hard and soft costs of the Tenant’s Work.  If Tenant’s review of such costs shows an overpayment by Tenant of less than $50,000 with respect to Tenant’s Excess Costs, Landlord shall credit the amount of such overpayment to Tenant against the next following rent payments until the credit is completely used.  If such overpayment is equal to $50,000 or more, Landlord shall refund the overpayment to Tenant within seven (7) days.

Exhibit 10.1

Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Tenant Improvement Allowance during the continuance of a material Event of Default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such Event of Default is cured.

Landlord shall be under no obligation to apply any portion of the Tenant Improvement Allowance for any purposes other than as provided in this Section.  The Tenant Improvement Allowance shall only be applied towards the costs relating to construction of the Tenant’s Work, including, without limitation, any electrical, mechanical and exhaust work required for Tenant’s operations, the acquisition of portable cleanrooms in lieu of stick built clean rooms, soft costs in connection with the design and permitting thereof, so long as all of the conditions to application of the Tenant Improvement Allowance set forth below have been satisfied and, except as expressly set forth herein, in no event shall Landlord be required to make application of any portion of the Tenant Improvement Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant.

In the event that the cost of the Tenant’s Work is less than the Tenant Improvement Allowance, Tenant shall not be entitled to any payment or credit of the unused portion nor shall there be any application of the same toward Base Rent or Additional Rent owed by Tenant under the Lease.

The right to receive the Tenant Improvement Allowance is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other person or entity.

If Additional Allowance is provided, commencing on the Commencement Date, Tenant shall pay Landlord as additional rent the monthly installment of the amortization of the Additional Allowance actually disbursed by Landlord in an amount sufficient to fully amortize the funded amount of the Additional Allowance over the initial term on a direct reduction basis payable in equal monthly installments with interest at the annual rate of eight percent (8%).

4.4Alterations by Tenant.

(a)After the completion of the Tenant’s Work, Tenant shall not make any other alterations, decorations, additions, installations, substitutes or improvements (hereinafter collectively called “Alterations”) in and to the Premises, without first obtaining Landlord's written consent (such consent not to be unreasonably withheld, conditioned, or delayed provided that the proposed alterations do not affect the exterior of the Building, any structural elements or any building systems).  No Alteration shall violate the certificate of occupancy for the Premises or any applicable law, code or ordinance, or the terms of any superior lease or mortgage affecting the Property, affect the exterior appearance of the Building, adversely affect the value or structure of the Building, require excessive removal expenses, adversely affect any other part of the Building, adversely affect the mechanical, electrical, sanitary or other service systems of the Building, or involve the installation of any materials subject to any liens or conditional sales contracts (“Approval Review Matters”).  Tenant shall pay Landlord's reasonable costs of reviewing or

Exhibit 10.1

inspecting any proposed Alterations.  Notwithstanding the foregoing, Tenant shall have the right, without obtaining the prior consent of Landlord, but upon at least five (5) business days’ prior written notice to Landlord, to make Alterations to the Premises that (i) are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building, (ii) do not affect the roof or any structural element of the Building or adversely affect the mechanical, electrical, sanitary or other service systems of the Building, and (iii) cost less than $50,000 in any one instance or series of related projects.

(b)All work on any Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors reasonably approved by Landlord, according to plans and specifications reasonably approved by Landlord.  All work shall be done in compliance with all applicable laws, regulations, and rules of any government agency with jurisdiction, and with all regulations of the Board of Fire Underwriters or any similar insurance body or bodies.  Tenant shall be solely responsible for the effect of any Alterations on the Building's structure and systems, whether or not Landlord has consented to the Alterations, and shall reimburse Landlord on demand for any costs incurred by Landlord by reason of any faulty work done by Tenant or its contractors.  Upon completion of any Alterations, Tenant shall provide Landlord with a complete set of “as-built” plans.

(c)Tenant shall use its best efforts to keep the Property and Tenant's leasehold interest therein free of any liens or claims of liens arising from acts or omissions of Tenant, or its subtenants, contractors or others claiming by, through or under Tenant, and shall discharge or bond any such liens within ten (10) business days of their filing.  Before commencement of any work, upon Landlord’s request, Tenant's contractor shall provide any payment, performance and lien indemnity bond required by Landlord.  Tenant shall provide evidence of such insurance as Landlord may reasonably require, naming Landlord as an additional insured.  Tenant shall indemnify Landlord and hold it harmless from and against any cost, claim, or liability arising from any work done by or at the direction of Tenant.  All work shall be done so as to minimize interference with other tenants and with Landlord's operation of the Building or other construction work being done by Landlord.  Landlord may post any notices it considers necessary to protect it from responsibility or liability for any Alterations, and Tenant shall give sufficient notice to Landlord to permit such posting.

(d)All Alterations affixed to the Premises shall become part thereof and remain therein at the end of the Term; provided that Landlord may require any Alterations requiring approval pursuant to Section 4.4(a) above to be removed prior to the end of the Term as provided in this Section 4.4(d).  If Landlord desires for Tenant to remove any such Alterations prior to the end of the Term, Landlord shall (a) with respect to any individual Alteration for which approval is being requested pursuant to Section 4.4(a), provide written notice of such removal requirement at the time such approval is provided by Landlord for such individual Alteration, or (b) with respect to any Alteration which taken, in the aggregate, with any prior Alterations (regardless of whether such prior Alterations are required to be removed at the end of the Term), provide written notice that Tenant must remove either (i)  the individual Alteration for which approval is being requested only, or (ii) the individual Alteration being requested, as well as some or all of the previously approved Alterations that Landlord approved under Section 4.4(a)  (“Aggregate Alteration Removal Components”), in which case, if Tenant moves forward with the Alteration for which approval is being sought, Tenant shall remove the Aggregate Alteration Removal Components

Exhibit 10.1

prior to the end of the Term and shall pay the cost of removal and any repair required by such removal.  Notwithstanding the foregoing, Landlord may give Tenant a notice, at least thirty (30) days before the end of the Term, to remove any alterations made by or for Tenant without Landlord’s consent prior to the end of the Term and shall pay the cost of removal and any repair required by such removal.  All of Tenant's personal property, trade fixtures, equipment, furniture, movable partitions, and any Alterations not affixed to the Premises shall remain Tenant's property, removable at any time.  If Tenant fails to remove any such materials at the end of the Term, Landlord may do so and store them at Tenant's expense, without liability to Tenant, and may sell them at public or private sale and apply the proceeds to any amounts due hereunder, including costs of removal, storage and sale.

Article V - LANDLORD'S OBLIGATIONS AND RIGHTS

5.1Services Furnished by Landlord.

(a)Landlord shall furnish services, utilities, facilities and supplies equal in quality to those customarily provided by landlords in high quality office buildings of a similar design in the Route 495 area.  Such services, facilities and supplies shall include the services described in Subsection 5.1(b) and 5.1(c) and Section 5.2 and the following:  (i) cleaning services for Building Common Areas and the Premises as described in Exhibit B, (ii) rubbish removal, (iii) window cleaning, (iv) restroom supplies, (v) sewer and water service to the Building's restrooms, (vi) landscape maintenance, (vii) snow removal for walks, driveways and parking areas, (viii) maintenance of plantings in interior Common Areas, (ix) Building security, (x) elevator service from the existing elevator, and (xi) such other services, utilities, facilities and supplies as may be deemed necessary in Landlord's reasonable judgment.

(b)Subject to the provisions of this Subsection 5.1(b), Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation.  However, Tenant acknowledges that if the operation of its business in the Premises requires additional cooling, then it is solely Tenant’s responsibility to install and maintain the additional cooling equipment following the procedures set forth in Section 4.2(b).

(c)Landlord shall furnish space heating and cooling during normal business hours of Monday through Friday from 8:00 a.m. to 6:00 p.m. except for holidays without additional cost to Tenant.  Landlord shall furnish space heating and cooling beyond such times or on holidays if Tenant requests such service prior to 2:00 p.m. on the immediately preceding business day subject to Landlord’s assessment of a commercially reasonable charge for the provision of such services.

(d)Subject to the provisions of Section 3.3, Landlord shall provide and make available to Tenant a 400 amp electrical service for Tenant’s office lighting and machine use under normal business operations and 1,000 amp electrical service for Tenant’s lab usage.  Tenant's use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Premises.  In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the Building electric service, Tenant shall not, without prior consent of Landlord in each instance (which consent shall not be unreasonably withheld or delayed), make any alteration or addition to the electric system of the Premises.

Exhibit 10.1

(e)Subject to Section 10.26 below, Landlord shall furnish, at Tenant's expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the general Route 495 area upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord; such charges, if any, shall be considered to be additional rent.

5.2Repairs and Maintenance.  Except for repairs to items referred to below necessitated by Tenant's act, neglect or overloading or the act, neglect or overloading of persons acting under Tenant (which shall be Tenant's sole responsibility), Landlord shall, as expenses included in Landlord's Operating Expenses, make such repairs to the roof (including roof membrane), foundation, footings, slab, structural walls, exterior windows, plumbing, fire sprinkler/life safety system, lighting, heating, ventilation and air conditioning systems, electrical systems, and the passenger and freight elevators, and other common areas and facilities in the Building as may be necessary to keep them in good order, condition and repair consistent with the condition at the commencement of the Term or as they thereafter may be put (except if such damage or repair is necessitated by the Tenant's negligence, misconduct or overloading structural components of the Building beyond their specified levels, in which the same shall be Tenant' sole responsibility).  Landlord shall keep the paved portions of the Property reasonably free of snow and ice.  In addition, Landlord shall, as expenses included in Landlord's Operating Expenses (provided the applicable legal requirement takes effect after the Commencement Date), make improvements, alterations and additions to the Building which are directed by public authorities in order to render the same in compliance with legal requirements including the provisions of the Americans with Disability Act (“ADA”) applicable to the Building common areas (but Tenant shall be responsible for compliance with the ADA applicable to the interior of the Premises or on account of its particular manner of use of the Premises) as in effect and generally enforced as of the Commencement Date.  For avoidance of doubt, Landlord shall have no maintenance, repair, replacement or other responsibility in connection with Tenant's obligations set forth under Section 6.1.

5.3Quiet Enjoyment.  Upon Tenant's paying the rent and performing its other obligations, Landlord shall permit Tenant to peacefully and quietly hold and enjoy the Premises, subject to the provisions hereof.

5.4Insurance.  Landlord shall insure the Property, including the Building, against damage by fire and standard extended coverage perils, including “all-risks” coverage, and shall carry commercial general liability insurance all in such reasonable amounts with such reasonable deductibles as would be carried by a prudent owner of a similar building in the area.  Landlord may carry any other forms of insurance as it or its mortgagee may deem advisable.  Tenant shall have no right to any proceeds from such policies.  Landlord shall not carry any insurance on any of Tenant's property, and shall not be obligated to repair or replace any of it.

5.5Access to Premises.  Landlord shall have reasonable access to the Premises to inspect Tenant's performance hereunder and to perform any acts required of or permitted to Landlord herein.  Landlord shall at all times have a key or access card to the Premises, and Tenant shall not install any additional lock without Landlord's consent.  Any entry into the Premises by Landlord, under this section or any other section of this Lease permitting such entry, shall be on at least 24 hours’ advance notice, shall occur during normal business hours, shall be done so as not

Exhibit 10.1

to unreasonably interfere with Tenant's use of the Premises, and shall be accompanied by a representative of Tenant if Tenant so requests; provided, however, that such restrictions shall not apply to any situation that Landlord in good faith believes to be an emergency.

Subject to reasonable security procedures that Landlord may institute from time to time to prevent unauthorized access to the Building, Tenant shall have access to the Premises, twenty-four (24) hours per day, seven (7) days per week.

5.6Right to Cease Providing Services.  In connection with any repairs, alterations or additions to the Property or the Premises, or any other acts required of or permitted to Landlord herein, Landlord may, if necessary, reduce or suspend service of the Building's utilities and mechanical systems, or any of the other services, facilities or supplies required to be provided by Landlord hereunder, provided that Landlord shall use best efforts to restore such services, facilities or supplies as soon as possible, and provided further that Landlord shall give Tenant reasonable advance notice of such reduction or suspension if such reduction or suspension is planned in advance or if it is reasonably possible for Landlord to do so.  In addition, Landlord may reduce or suspend such services, facilities or supplies in case of Force Majeure, as defined below.  No such reduction or suspension permitted by this Section 5.6 shall constitute an actual or constructive eviction or disturbance of Tenant's use or possession of the Premises, or an ejection of Tenant from the Premises, or a breach by Landlord of any of its obligations, and no such reduction or suspension shall render Landlord liable for any damages, including but not limited to any damages, compensation or claims arising from any interruption or cessation of Tenant's business, or entitle Tenant to be relieved from any of its obligations under this Lease, or result in any abatement or reduction of rent, except as set forth in Section 5.7.

5.7Failure to Provide Services and Repairs.  Landlord shall not be in default or liable for any failure to perform any act or obligation or provide any service required hereunder unless Tenant shall have given notice of such failure, and such failure continues for at least thirty (30) days thereafter; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be liable or in default if it commences such performance within thirty (30) days and thereafter diligently pursues such performance to completion.  Tenant hereby waives any right under any law, ordinance, regulation or judicial decision to make repairs or provide maintenance or perform any of Landlord's other obligations hereunder at Landlord's expense.

5.8Independent Covenants. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Base Rent, the Additional Rent and all other sums payable by Tenant to or on behalf of Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

Article VI - TENANT'S COVENANTS

6.1Repair, Security and Yield Up.  From and after the Commencement Date throughout the Term, the Tenant shall, at its own cost and expense, subject to Section 5.2: (i) make interior repairs, replacements and renewals necessary to keep the Premises and all equipment and

Exhibit 10.1

appurtenances, including all systems, pipes, ducts, conduits and wires wherever located either within or, with Landlord's prior approval, outside of the Premises from the point where the same begin to exclusively serve the Premises, in good order, condition and repair consistent with the condition of the Premises at the commencement of the Term or as they thereafter may be put, reasonable wear and use (damage by fire or other casualty or taking being elsewhere provided for) and Landlord's express obligations under this Lease only excepted (it being understood, however, that the foregoing exception for reasonable wear and use shall not relieve the Tenant from the obligation to keep the Premises in good order, repair and condition), (ii) make all other repairs, replacements and renewals which are required due to the negligence or misconduct of the Tenant or those acting under Tenant or are expressly provided for elsewhere in this Lease, and (iii) keep and maintain all portions of the Premises in a reasonably clean and orderly condition, free of accumulation of dirt, rubbish, and other debris.  The foregoing shall include without limitation Tenant's obligation to maintain and repair floors, floor coverings and all mechanical, plumbing, electrical and other systems and equipment that exclusively serve the Premises wherever located (whether or not the same are located inside or outside the Premises), to paint and repair walls and doors, to replace and repair ceiling tiles, interior glass (and exterior glass if such damage or repair is necessitated by Tenant's negligence or misconduct), lights and light fixtures, drains, water heaters and the like, and regularly to clean the Premises.  Landlord may require such repairs and maintenance to be done by a contractor designated by Landlord at Tenant's cost.

Tenant shall be responsible for securing its Premises including implementing all security measures with respect to access thereto as reasonably determined by Tenant.  Any security system installed by Tenant shall be subject to the reasonable consent of Landlord and such system shall afford Landlord access to the Premises.

All personal property of any person which is located on or near the Premises shall be at the sole risk of Tenant and subject to the insurance requirements set forth herein.  Landlord shall not be liable for any loss or damage to person or property resulting from any accident, theft, vandalism or other occurrence on or to the Premises, including damage resulting from water, wind, ice, steam, explosion, fire, smoke, chemicals, the rising of water or leaking or bursting of pipes or sprinklers, defect, structural or non-structural failure or any other cause except to the extent such loss or damage is caused by the negligence of Landlord or Landlord’s managers or any of their respective employees, contractors and other agents.

At the end of the Term, Tenant shall peaceably yield up the Premises in the same order, repair and condition, as it is required to maintain during the Lease Term, subject to normal wear and tear and casualty damage (except to the extent that such casualty damage occurs through the gross negligence or misconduct of Tenant or persons acting under Tenant).  Tenant shall remove its own property and (if required by Landlord at the time Landlord consents to any such Alteration in accordance with Section 4.4(d)) any Alterations, repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat.  Unless otherwise directed by Landlord at least thirty (30) days prior to the expiration of the Term, Tenant shall not cut Tenant’s telecommunications cables and wiring or remove Tenant’s telecommunication patch panel and shall label all telephone and data cable terminals accordingly.  Any of Tenant’s property which shall remain in the Premises or Building after expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as

Exhibit 10.1

its property or may be disposed of in such manner as Landlord may determine, at Tenant’s sole cost and expense.

6.2Use.  Tenant shall use the Premises only for the Permitted Uses, and shall not use or permit the Premises to be used for any other purpose.  Tenant shall not use or occupy the Premises in violation of:  (i) any recorded covenants, conditions and restrictions affecting the Property of which Tenant has been given notice by Landlord (Landlord hereby representing that there are no such covenants, conditions or restrictions currently on record which will affect Tenant's use of the Premises for the Permitted Uses), (ii) any law or ordinance or any certificate of occupancy issued for the Building or the Premises, or (iii) any reasonable Rules and Regulations issued by Landlord for the Building of which Tenant has been given written notice.  Tenant shall comply with any directive of any governmental authority with respect to Tenant's use or occupancy of the Premises.  Tenant shall not do or permit anything in or about the Premises which will in any way damage the Premises, obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them, or use the Premises or allow them to be used for any unlawful purpose.  Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, or commit or allow any waste in or upon the Premises.

(a) Tenant shall not obstruct any of the Common Areas or any portion of the Property outside the Premises, and shall not place or permit any signs (other than those permitted under Section 10.25), curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises.

(b)Tenant shall keep the Premises equipped with all safety appliances required by law because of any use made by Tenant other than office use with customary office equipment, and shall procure all licenses and permits required because of such use.  This provision shall not broaden the Permitted Uses.

(c)Tenant shall not place a load upon the floor of the Premises exceeding 100 pounds per square foot.  Partitions shall be considered as part of the load.  Landlord may prescribe the weight and position of all safes, files and heavy equipment that Tenant desires to place in the Premises, so as properly to distribute their weight.  Tenant's business machines and mechanical equipment shall be installed and maintained so as not to transmit noise or vibration to the Building structure or to any other space in the Building.  Tenant shall be responsible for the cost of all structural engineering required to determine structural load and all acoustical engineering required to address any noise or vibration caused by Tenant.

(d)Tenant shall be responsible for the cost of replacement bulbs and ballasts used within the Premises and for the maintenance of any supplemental air conditioning units installed within the Premises and will provide Landlord evidence of regular maintenance upon request.  If Tenant refuses or neglects to perform any maintenance or repair obligations set forth in this Lease, Landlord shall have the right but not the obligation after notice to Tenant and a reasonable opportunity to cure, to make or cause such repairs to be made at Tenant’s expense.

(e)Tenant shall not have vending machines on the Property without the prior written consent of Landlord; provided, that Landlord hereby consents to Tenant having one (1) soda vending machine on each floor within the Premises.

Exhibit 10.1

(f)Tenant shall not keep or use any article in the Premises, or permit any activity therein, which is prohibited by a standard insurance policy covering buildings and improvements similar to the Building or any Alterations, or would result in an increase in the premiums thereunder unless Tenant pays for such increase.  In determining whether increased premiums are a result of Tenant's activity, a schedule issued by the organization computing the insurance rate on the Building or the Alterations, showing the various components of the rate, shall be conclusive evidence.  Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer relating to the Premises.  If the use or occupation of the Premises by Tenant or by anyone Tenant allows on the Premises causes or threatens cancellation or reduction of any insurance carried by Landlord, Tenant shall remedy the condition immediately upon notice thereof.  Upon Tenant's failure to do so, Landlord may, in addition to any other remedy it has under this Lease but subject to the provisions of Section 5.5, enter the Premises and remedy the condition, at Tenant's cost, which Tenant shall promptly pay as additional rent.  Landlord shall not be liable for any damage or injury caused as a result of such an entry, and shall not waive its rights to declare a default because of Tenant's failure.

6.3Assignment; Sublease.

(a)Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease or make any sublease of the Premises, or permit occupancy of any part thereof by anyone other than Tenant (any such act being referred to herein as a “Transfer” and the other party with whom Tenant undertakes such act being referred to herein as a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, subject to the other provisions of this Section 6.3.  Any Transfer or attempted Transfer not in compliance with all of the terms and conditions set forth in this Section 6.3 shall be void, and shall be a default under this Lease.

(b)If (a) no Event of Default then exists under this Lease, (b) Tenant has not previously assigned or transferred any interest in this Lease to an entity that is not an Affiliate, and (c) the successor to Tenant (other than an Affiliate, provided that any such Transfer to an Affiliate shall only be permitted if the Affiliate in question is an on-going operating entity (and not a holding company) which then intends to occupy a substantial part of the Premises and such transaction is not effectuated for purposes of avoiding the requirements of this Section 6.3) or the transferee of or successor to any of Tenant’s rights hereunder has a tangible net worth computed in accordance with generally accepted accounting principles at least equal to the greater of the tangible net worth of Tenant as of the Effective Date or immediately prior to such merger, consolidation or transfer, then Tenant may, without Landlord's consent, assign the Lease or sublease the Premises to (i) an Affiliate (as hereinafter defined), (ii) an entity surviving Tenant by merger or other consolidation, or (iii) an entity acquiring all or substantially all of the business or assets of Tenant (each, a “Permitted Transferee”); provide, in any such case, that (x) Tenant or the assignee or sublessee, as the case may be, provides Landlord with prior written notice of any such assignment or sublease, whether by operation of law or otherwise, (y) any assignee (other than an assignee that succeeds to Tenant’s obligations by operation of law) agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, and (z) such transfer is for a good business purpose and not principally for the purpose of transferring the Lease.  As used herein, “tangible net worth” shall mean the aggregate assets of Tenant excluding all intangible assets, including, but not limited to, goodwill, licenses, trademarks,

Exhibit 10.1

patents, copyrights, organization costs, appraisal surplus, officer, stockholder, related entity and employee advances or receivables, mineral rights and the like, less liabilities, all determined in accordance with generally accepted accounting principles.

For the purposes of this Section 6.3, an “Affiliate” is defined as (i) any person or entity which controls, is controlled by, or is under common control with Tenant, (ii) any person, corporation, limited liability company or other entity resulting from the public offering or other such transaction that results in substantially the same management, or from the sale, consolidation or merger of Tenant into or with another entity, (iii) any person, corporation, limited liability company or other entity acquiring a majority of Tenant's issued and outstanding stock or all, or substantially all, of Tenant's business assets provided that such assignee’s, sublessee’s or transferee’s occupancy of and conduct of its business shall be in accordance with the terms, and provisions of this Lease.

(c)Any request by Tenant for Landlord's consent to a Transfer shall include the name of the proposed Transferee, the nature of its business and proposed use of the Premises, reasonable information as to its financial condition, and the terms and conditions of the proposed Transfer.  Tenant shall supply such additional information about the proposed Transfer and Transferee as the Landlord reasonably requests.  It shall be reasonable for Landlord to refuse consent to any Transfer to any governmental agency, or to any other Transferee who by reputation or expected use is not comparable to the character of the Building, or to any transferee whose financial strength is not at least equivalent to that of Tenant at the time of the Transfer, or to a prospective tenant with whom Landlord has been in discussions in the preceding twelve (12) months; provided that Landlord has, will have in the next twelve (12) months, or can create comparable space in the Building to lease to such prospective tenant.

(d)Any Transfer shall specifically make applicable to the Transferee all of the provisions of this Section so that Landlord shall have against the Transferee all rights with respect to any further Transfer which are set forth herein.  No Transfer shall affect the continuing primary liability of Tenant (which shall be joint and several with Transferee).  Consent to a Transfer in a specific instance shall not be deemed consent to any subsequent Transfer or a waiver of the requirement of consent to any future Transfer.  No Transfer shall be binding upon Landlord or any of Landlord's mortgagees, unless Tenant shall deliver to Landlord a recordable instrument containing a covenant of assumption by the Transferee running to Landlord and all persons claiming by, through or under Landlord.  The Transferee's failure to execute such instrument shall not, however, release or discharge Transferee from its liability as a Transferee hereunder.  Tenant shall not enter into any Transfer that provides for rental or other payment based on the net income or profits derived from the Premises.  With respect to any Transfer, Landlord shall be entitled to receive fifty percent (50%) of all “Bonus Rent,” which Bonus Rent shall be payable by Tenant to Landlord on a monthly basis.  For purposes of this Lease, Bonus Rent shall mean all amounts received by Tenant in excess of the Base Rent and additional rent reserved in this Lease and applicable to the space Transferred for the period of the Transfer, minus Tenant's reasonable expenses in connection with such Transfer for brokerage commissions, legal fees, advertising expenses, and Alterations for the benefit of the Transferee.

(e)Subject to the other provisions of this Section 6.3, Tenant shall have the right but not the obligation to provide Landlord with a non-binding request (the “Non-Binding Recapture

Exhibit 10.1

Request”) to Transfer or sublet to an entity or entities other than a Permitted Transferee at least fifty percent (50%) or more of the Premises for the remainder of the Term (the “Recapture Premises”).  Within ten (10) days of receipt of the Non-Binding Recapture Request Landlord shall respond to Tenant in good faith as to whether or not Landlord will terminate or cancel the lease upon delivery of a subsequent Recapture Notice (as defined below); provided, that Tenant shall have no obligation to deliver a Binding Recapture Notice after Landlord responds to a Non-Binding Recapture Request unless Tenant intends to request to Transfer or sublet the Recapture Premises.  If Tenant thereafter delivers a written request to Transfer or sublet to an entity or entities other than a Permitted Transferee the Recapture Premises (a “Binding Recapture Notice”), Landlord shall have an option to cancel and terminate this Lease with respect to the Recapture Premises upon delivery to Tenant of written notice given within thirty (30) days following Landlord’s receipt of such request to Transfer.  In each case, such cancellation or termination shall occur as of the date set forth in Landlord's written notice of exercise of such option, which shall not be less than ninety (90) days nor more than one hundred twenty (120) days following the giving of such written notice.  If Landlord exercises Landlord's option to cancel or terminate this Lease with respect to the Recapture Premises, Tenant shall surrender possession of the Recapture Premises on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Premises at the expiration of the Term.  If this Lease is cancelled as to a portion of the Premises only, Base Rent and Tenant's Percentage after the date of cancellation shall each be abated on a pro rata basis, as determined by Landlord.  If Landlord does not exercise Landlord's option to cancel this Lease or any portion thereof pursuant to the foregoing provisions with respect to any particular Transfer, Landlord's consent to a subsequent Transfer (other than a Permitted Transfer) shall continue to be required in accordance with the other provisions of this Section 6.3.

(f)Any agreement by which Tenant agrees to enter into or execute any Transfer at the direction of any other party, or assigns its rights in the income arising from any Transfer to any other party, shall itself constitute a Transfer hereunder.  If Tenant is a corporation, partnership, or other business organization, the transfer of ownership interests, whether in one transaction or a series, forming a majority of the equity interests in Tenant, shall constitute a Transfer, unless Tenant is a corporation whose stock is traded on an exchange or over the counter.

(g)Notwithstanding any contrary provision of this Lease, Tenant shall have no right to assign this Lease or sublet all or any portion of the Premises and any such assignment or sublease shall be void unless on (i) the date on which Tenant notifies Landlord of its intention to enter into any assignment or sublease or (ii) the date on which such assignment or sublease is to take effect, Tenant is not in default of any of its obligations under this Lease after notice to Tenant and expiration of applicable grace periods.

(h)The Tenant shall reimburse to the Landlord as Additional Rent, upon demand, for any reasonable third party costs that may be incurred by the Landlord in connection with any proposed Transfer and any request for consent thereto, including without limitation the costs of making investigations as to the acceptability of any proposed assignee or subtenant, plus reasonable attorneys' fees.

Exhibit 10.1

6.4Indemnity; Assumption of Risk.

(a)Tenant, at its expense, shall defend (with counsel satisfactory to Landlord), indemnify and hold harmless Landlord and its agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from (i) Tenant's use and occupancy of the Premises and the Property or any activity done or permitted by Tenant in, on, or about the Premises or the Property, (ii) the destruction of or damage to Tenant's personal property, (iii) any breach or default by Tenant of its obligations under this Lease, or (iv) any negligent, tortious, or illegal act or omission of Tenant, its agents, employees, invitees, licensees or contractors, provided that such cost, claim, action, liability or damage is not caused by the negligence or willful misconduct of Landlord or its agents, employees, invitees, licensees and contractors (except as otherwise provided in the last sentence of subsection 6.5(a)).

(b)As a material consideration to Landlord for executing this Lease, Tenant assumes all risk of damage or injury to any person or property in, on, or about the Premises from any cause including, without limitation, injury or damage which may be sustained by the person or property of Tenant, its employees, invitees, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises, any other portion of the Property, or other sources, provided that such damage or injury is not caused by the negligence or willful misconduct of Landlord or its agents, employees, invitees, licensees and contractors (except as otherwise provided in the last sentence of subsection 6.5(a)).  Landlord shall not be liable to Tenant or any other person or entity for any damages arising from any act or omission of any other tenant of the Building.

6.5Tenant's Insurance.

(a)Tenant shall maintain the following insurance at its own expense throughout the Term:  (i) Property insurance including standard fire and extended coverage insurance, vandalism and malicious mischief endorsements, and “all-risks” coverage upon the Tenant’s Work and all property owned by Tenant and located in the Building, in the full replacement cost thereof, and business interruption;  (ii) Commercial General Liability Insurance against any liability arising out of the use, occupancy or maintenance of the Premises or the Property, which insurance may be by a blanket insurance policy and shall provide the following coverages and endorsements:  personal injury, broad form property damage, automobile (by separate policy, if necessary), premises/operations, additional insured landlord endorsement and broad form contractual liability, in limits not less than Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000) in the aggregate, with a deductible not to exceed Ten Thousand Dollars ($10,000.00); (iii) any other forms of insurance as Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself in similar facilities in the general area of the Premises.  Tenant acknowledges and agrees that such property owned by Tenant shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord regardless of any fault of Landlord.

Exhibit 10.1

(b)All policies shall (i) be taken out with insurers reasonably acceptable to Landlord, in form satisfactory to Landlord, (ii) include Landlord and any mortgagee of Landlord as additional insureds, as their interests may appear, and (iii) contain a provision that any coverage afforded thereby shall be primary and noncontributing with respect to any insurance carried by Landlord, and any insurance carried by Landlord shall be excess and non-contributing.  Landlord may upon thirty (30) days' notice to Tenant require an increase of the limits of the policies carried by Tenant if Landlord reasonably deems such limits to be inadequate when compared to the then existing customary insurance practice in the area.  Tenant shall provide certificates of insurance in form satisfactory to Landlord before the Commencement Date, and shall provide certificates evidencing renewal at least ten (10) days before the expiration of any such policy.  All policies shall contain an endorsement requiring at least thirty (30) days' prior written notice to Landlord and any mortgagee of Landlord prior to any cancellation or other termination.  Notwithstanding the foregoing, Tenant shall provide written notice to Landlord of any such material change or reduction in coverage; provided, however that Tenant’s insurance coverage shall at all times comply with the requirements of Landlord’s lender.

(c)Upon termination of this Lease pursuant to any casualty, Tenant shall retain any proceeds attributable to Tenant's personal property, trade fixtures, movable partitions, equipment, the Tenant’s Work and Alterations not affixed to the Premises, but Tenant shall immediately pay to Landlord any insurance proceeds received by Tenant relating to the Tenant’s Work and any Alterations affixed to the Premises unless Landlord has required their removal.

6.6Right of Entry.  Subject to the provisions of Section 5.5 hereof, Tenant shall permit Landlord and its agents to examine the Premises at reasonable times and to make any repairs or replacements Landlord deems necessary; to remove, at Tenant's expense, after reasonable notice to Tenant (except in the case of an emergency in which no notice shall be required), any Alterations, signs, curtains, blinds or the like not consented to by Landlord; and to show the Premises to prospective tenants during the last nine (9) months of the Term and to prospective purchasers and mortgagees at all times.

6.7Payment of Taxes.  Tenant shall pay before delinquency all taxes levied against Tenant's personal property or trade fixtures in the Premises and any Alterations installed by or on behalf of Tenant.  If any such taxes are levied against Landlord or its property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant's property, Landlord may pay such taxes, and Tenant shall upon demand repay to Landlord the portion of such taxes resulting from such increase.  Tenant may bring suit against the taxing authority to recover the amount of any such taxes, and Landlord shall cooperate therein.  The records of the City Assessor shall determine the assessed valuation, if available and sufficiently detailed.  If not so available or detailed, the actual cost of construction shall be used.

6.8Environmental Compliance.  Indemnity.  Tenant shall not cause any hazardous or toxic wastes, hazardous or toxic substances or hazardous or toxic materials (collectively, “Hazardous Materials”) to be used, generated, stored or disposed of on, under or about, or transported to or from, the Premises (collectively, “Hazardous Materials Activities”) without first receiving Landlord's written consent, which may be withheld for any reason and revoked at any time.  If Landlord consents to any such Hazardous Materials Activities, Tenant shall conduct them in strict compliance (at Tenant's expense) with all applicable Regulations, as hereinafter defined, and using all necessary and appropriate precautions.  Landlord shall not be liable to Tenant for any

Exhibit 10.1

Hazardous Materials Activities by Tenant, Tenant's employees, agents, contractors, licensees or invitees, whether or not consented to by Landlord.  Tenant shall indemnify, defend with counsel acceptable to Landlord and hold Landlord harmless from and against any claims, damages, costs and liabilities arising out of Tenant's Hazardous Materials Activities.  For purposes hereof, Hazardous Materials shall include but not be limited to substances defined as “hazardous substances,” “toxic substances,” or “hazardous wastes” in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the federal Hazardous Materials Transportation Act, as amended; and the federal Resource Conservation and Recovery Act, as amended (“RCRA”); those substances defined as “hazardous wastes” in the Massachusetts Hazardous Waste Facility Siting Act, as amended (Massachusetts General Laws Chapter 21D); those substances defined as “hazardous materials” or “oil” in Massachusetts General Laws Chapter 21E, as amended; and as such substances are defined in any regulations adopted and publications promulgated pursuant to said laws (collectively, “Regulations”).  Prior to using, storing or maintaining any Hazardous Materials on or about the Premises, Tenant shall provide Landlord with a list of the types and quantities thereof, and shall update such list as necessary for continued accuracy.  Tenant shall also provide Landlord with a copy of any Hazardous Materials inventory statement required by any applicable Regulations, and any update filed in accordance with any applicable Regulations.  If Tenant's activities violate or create a risk of violation of any Regulations, Tenant shall cease such activities immediately upon notice from Landlord.  Tenant shall immediately notify Landlord both by telephone and in writing of any spill or unauthorized discharge of Hazardous Materials or of any condition constituting an imminent hazard under any Regulations.  Landlord, Landlord's representatives and employees may enter the Premises at any time during the Term to inspect Tenant's compliance herewith, and may disclose any violation of any Regulations to any governmental agency with jurisdiction.  Nothing herein shall prohibit Tenant from using minimal quantities of cleaning fluid and office supplies which may constitute Hazardous Materials but which are customarily present in premises devoted to office use, provided that such use is in compliance with all applicable laws and subject to all of the other provisions of this Section 6.8.  Such cleaning fluid and office supplies do not have to be included in the Hazardous Materials List and the use thereof does not require Landlord’s consent.

(a)Business.  Landlord acknowledges that it is not the intent of this Section to prohibit Tenant from using the Premises for the Permitted Use.  Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Regulations.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”).  Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises.  Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental authority:  permits; approvals; reports and

Exhibit 10.1

correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in the Property (provided, said installation of tanks shall only be permitted in compliance with the applicable Regulations and subject to any reasonable conditions or requirements imposed by Landlord); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Property for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 6.9 cannot be accomplished in 3 months).  Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.  It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(b)Representation and Warranty.  Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority).  If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(c)Testing.  If any governmental authority requires testing to determine whether any contamination of the Premises or the Property has occurred as a result of Tenant’s use, then Landlord shall have the right to conduct such testing at Tenant’s expense.  If Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord (and such governmental authority), which tests are certified to Landlord (and such governmental authority), Landlord shall accept such tests in lieu of the tests to be paid for by Tenant.  In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Property to determine if contamination has occurred as a result of Tenant’s use of the Premises.  In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party.  If contamination has occurred for which Tenant is liable under this Section, Tenant shall pay all costs to conduct such tests.  If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense).  Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement.  Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible hereunder in accordance with all environmental requirements.  Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant

Exhibit 10.1

6.9Decommissioning.

At least three (3) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises (including any installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from Tenant’s operations and otherwise released for unrestricted use and occupancy (“Surrender Plan”).  Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant.  In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant’s operations as Landlord shall request.  On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant’s operations.  Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000.  Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant’s operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered free from any residual impact from Tenant’s operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section

Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been exposed to any Hazardous Materials so as to permit the report hereinafter called for by this Section to be issued.  Without limiting the generality of the foregoing, the areas subject to such cleaning, decommissioning and reporting shall include chemical storage areas and containers and pipes and ducts exposed to Hazardous Materials.  Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and

Exhibit 10.1

acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall show:

(i)that the Hazardous Materials to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Regulations (as defined in Section 6.8) without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Materials; and

(ii)that the Premises may be reoccupied for the Permitted Uses hereunder, or demolished or renovated without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory requirements or giving notice in connection with Hazardous Materials.

For purposes of clause (ii) above: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials.  The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results.

If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord as additional rent upon demand for all costs and expenses reasonably incurred together with an administrative charge equal to ten percent (10%) of such costs and expenses.

To the extent that Tenant surrenders any portion of the Premises to Landlord pursuant to an applicable provision of this Lease or otherwise, Tenant’s obligations under this Section shall apply with respect to such surrendered portion of the Premises at the time of such surrender, and such surrender shall not be deemed to have occurred until Tenant’s obligations under this Section shall have been satisfied.

Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

Article VII - DEFAULT

7.1Events of Default.

(a)The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

Exhibit 10.1

(i)The failure by Tenant to make any payment of Base Rent or additional rent or any other payment required hereunder, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant.

(ii)The vacating or abandonment of the Premises by Tenant or failure to use the Premises for Tenant’s business operations except due to closures pertaining to permitted alterations or casualty, remediation or Force Majeure.

(iii)The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in clauses (i) and (ii) above, where such failure shall continue for a period of more than thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty-day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord.

(iv)The failure by Tenant or any guarantor of any of Tenant's obligations under this Lease to pay its debts as they become due, or Tenant or any such guarantor becoming insolvent, filing or having filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.  (or any similar petition under any insolvency law of any jurisdiction), proposing any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, making an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or such guarantor.

(b)In the event of any such default by Tenant, whether or not the Term shall have begun, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option, or the option at any time while such default exists and without further notice, to terminate this Lease and all rights of Tenant hereunder by notice to Tenant; and this Lease shall thereupon come to an end as fully and completely as if the date such notice is given were the date herein originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

7.2Damages.

(a)In the event that this Lease is terminated under any of the provisions contained in Section 7.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term.  In calculating the rent reserved there shall be included, in addition to the Base Rent and all additional rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue.  Tenant further covenants as an additional and cumulative obligation after any such termination to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants

Exhibit 10.1

in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant under the immediately preceding covenant Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 7.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.  Notwithstanding the foregoing, if an Event of Default of Tenant occurs and this Lease is terminated as provided herein, then Tenant shall also pay to Landlord all of Landlord’s unamortized transaction costs relating to the execution of this Lease and costs of special inducements provided to Tenant (including without limitation brokerage fees, rent concessions, tenant improvement allowances, rent waivers, demising and construction costs, attorneys’ fees, and the like).

(b)In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.2, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 7.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and additional rent accrued under Sections 3.1 and 3.2 in the 12 months ended next prior to such termination plus the amount of Base Rent and additional rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provision of this Section 7.2 up to the time of payment of such liquidated damages.

(c)Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(d)Landlord's remedies under this Lease are cumulative and not exclusive of any other remedies to which Landlord may be entitled in case of Tenant's breach or threatened breach of this Lease.  Landlord shall be entitled to the remedies of injunction and specific performance with respect to any such breach.

Exhibit 10.1

Article VIII - CASUALTY AND EMINENT DOMAIN

Termination or Restoration; Rent Adjustment.  In case prior to or during the Term all or any part of the Premises are damaged by fire or other casualty or by action of public or other authority in consequence thereof, or taken by eminent domain or access to the Building is eliminated by virtue of a taking by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority to such an extent that it is determined by the Landlord that the Premises shall not be restored, this Lease shall by notice to Tenant from Landlord terminate, which may be made notwithstanding Landlord's entire interest may have been divested.  The effective date of termination specified by Landlord shall not be less than forty-five (45) nor more than ninety (90) days after the date of notice of such termination.  Further, during the Term, in the event of (a) damage to the Premises which makes a material portion of the Premises unfit for use and occupancy, or (b) damage to a material portion of the common facilities necessary for the practical use and enjoyment of the Premises (including, without limitation, any material portion of the common facilities which provide access to the Premises), or (c) a permanent taking of a material portion of the Premises, or (d) a permanent taking of a material portion of the common facilities necessary for the practical use and enjoyment of the Premises (including, without limitation, any material portion of the common facilities which provide access to the Premises), Tenant may, by notice given to Landlord within 30 days of such casualty or taking, notify Landlord of its desire to terminate this Lease.  If such a notice is given, this Lease shall terminate 90 days after such notice is given unless, in the case of (a) or (b) above, within 90 days of the giving of such notice, Landlord delivers to Tenant its certification (“Landlord's Restoration Certification”) that the Landlord intends to restore the Premises and the common facilities, as the case may be, to substantially the condition they were in prior to such casualty or taking within 365 days of the event giving rise to such notice (“Outside Restoration Date”), and in the case of (d) above, the Landlord intends to replace what remains of the common facilities by the Outside Restoration Date so that Tenant will again be able to have the practical use and enjoyment of the Premises to substantially the same extent as prior to such taking.  Unless terminated pursuant to the foregoing provision, this Lease shall remain in full force and effect following any damage or taking, subject, however, to the following provisions, and subject further to the additional right of Tenant to terminate this Lease if the restoration of the Premises or the common facilities has not occurred by the Outside Restoration Date (such date being extended by the number of days, not to exceed 90 in the aggregate, specified in a notice or notices given from time to time by Landlord to Tenant prior to the then applicable Outside Restoration Date, of delays in completion attributable to the occurrence of a Force Majeure Event).  Tenant may not exercise such additional right to terminate this Lease except within 30 days after the Outside Restoration Date (as so extended by such a notice or notices).  Notwithstanding the foregoing, upon the occurrence of a casualty or taking of the nature hereinabove described in clauses (a), (b), (c) or (d), which occurs within the last thirty (30) months of the Term, Landlord shall have the option to terminate this Lease upon written notice to Tenant.

If in any such case the Premises or any portion thereof are rendered unfit for use and occupation or any portion of the common facilities necessary for the practical use and enjoyment of the Premises are unavailable for use and this Lease is not so terminated, Landlord shall use due diligence (following the expiration of the period in which this Lease may be terminated pursuant to the foregoing provisions of this Section 6.1.2), subject to the availability of insurance proceeds and consent of the holders of any mortgages on the Property, Building or both, to put the Premises,

Exhibit 10.1

and any portion of the common facilities necessary for the practical use and enjoyment of the Premises or in case of a taking what may remain thereof (excluding in case of both damage and taking any items installed or paid for by Tenant), into proper condition for use and occupation.  A just proportion of the fixed rent and additional rent according to the nature and extent of the injury shall be abated from the time of the damage or taking until the Premises or such portion of the common facilities or such remainder shall have been put into proper condition for use and occupation or until termination of this Lease, and in case of a taking which permanently reduces the area of the Premises, a just proportion of the fixed rent and additional rent shall be abated for the remainder of the Term, but only to the extent such abatement is covered by lost rentals insurance for the benefit of the Landlord.  To the extent that any damage occurs through the gross negligence or misconduct of Tenant or persons acting under Tenant or if any act or neglect of Tenant or such persons prevents Landlord or its Mortgagees from collecting all insurance proceeds, then the cost of repairing the casualty damage shall be paid by Tenant except to the extent any insurance proceeds are actually received by Landlord or Mortgagees (they being under no obligation to litigate their entitlement), and there shall be no abatement of rent.  Notwithstanding to the contrary contained herein, Landlord shall have no obligation to restore any items or elements installed or paid for by Tenant which Tenant is permitted or required to remove upon expiration of the Term (which items shall be Tenant’s responsibility to repair).

8.1Eminent Domain Damages.  Landlord reserves to itself any and all rights to receive awards made for damages to the Premises and Building and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority.  Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant's name and behalf all such further assignments thereof.  Nothing contained herein shall be deemed to preclude Tenant from obtaining, or to give Landlord any interest in, any separate award to Tenant for loss or damage to Tenant's removable personal property or Tenant's relocation costs.

8.2Temporary Taking.  In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant's obligations under Section 6.1 with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

Article IX - RIGHTS OF PARTIES HOLDING PRIOR INTERESTS

9.1Lease Subordinate - Superior.  This Lease shall be subject and subordinate to any institutional first mortgage (“Mortgage”) now or hereinafter placed on the Property, the Building, or both, or any portion or portions thereof or interest therein, which are separately and together hereinafter in this Article IX referred to as “the mortgaged premises”, and to each advance made or hereafter to be made under any Mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor.

Exhibit 10.1

In the event that any mortgagee or its successor in title shall succeed to the interest of Landlord, then, Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its Landlord.  Any claim by Tenant under the Lease against the mortgagee or such successor shall be satisfied solely out of the mortgagee's or such successor's interest in the Premises and Tenant shall not seek recovery against or out of any other assets of mortgagee or such successor.  Notwithstanding the foregoing, any mortgagee may at its election subordinate its Mortgage to this Lease without the consent or approval of Tenant.  This Section shall be self-operative.  Tenant agrees to execute and deliver promptly any appropriate certificates or instruments requested by Landlord or any mortgagee to carry out the subordination and attornment agreements contained in this Section 9.1; provided that no such certificates or instruments shall modify Tenant’s rights or obligations under this Lease.  Landlord shall use reasonable efforts, at Tenant’s expense, to obtain a subordination, non-disturbance and attornment agreement from the holder of the existing Mortgage on the Property on such holder’s standard form of agreement prior to the Commencement Date.

9.2Rights of Mortgagee to Cure.  No act or failure to act on the part of Landlord which would entitle Tenant, under the terms of this Lease or as a matter of law, to be released from Tenant's obligations hereunder or to terminate this Lease shall result in a release of such obligations or a termination of this Lease unless Tenant first gives written notice of and a specific description of Landlord's act or failure to act to Landlord's mortgagees of whom Tenant has been given written notice by Landlord, if any, and such mortgagee fails to cure such default within thirty (30) days after receipt of such notice.  However, if such cure reasonably requires more than thirty (30) days to effect, such mortgagee shall have such additional time as is reasonably necessary in the circumstances, including time to take possession of the Property.  This section shall not impose any obligation on any such mortgagee.  Landlord shall, from time to time, notify Tenant as to the identity of Landlord's mortgagees; provided, however, that Tenant's execution of estoppel certificates, nondisturbance agreements or similar agreements which identify Landlord's mortgagee shall be deemed to be notice to Tenant hereunder.

Article X - MISCELLANEOUS

10.1Representations by Tenant.

Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading.  Each party represents and warrants to the other party that those persons executing this Lease on its behalf are duly authorized to execute and deliver this Lease on its behalf, and that this Lease is binding upon such party in accordance with its terms and upon execution of this Lease, each party shall deliver evidence of such authority to the other party in form satisfactory to the other party.

10.2 Notices.  Any notice required or permitted hereunder shall be in writing.  Communications shall be addressed to Landlord at Landlord's Address and to Tenant at Tenant's Address.  Any communication so addressed shall be deemed duly given when delivered by hand, one day after being sent by Federal Express (or other guaranteed one day delivery service) or three days after being sent by registered or certified mail, return receipt requested.  Either party may change its address by giving notice to the other.

Exhibit 10.1

10.3 No Waiver or Oral Modification.  No provision of this Lease shall be deemed waived by Landlord or Tenant except by a signed written waiver.  No consent to any act or waiver of any breach or default, express or implied, by Landlord or Tenant, shall be construed as a consent to any other act or waiver of any other breach or default.  Landlord's failure to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof, and its failure to enforce any of the Rules and Regulations against Tenant or any other tenant in the Building shall not be deemed a waiver thereof.  The receipt by Landlord of any rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach, and the acceptance of any rental payment in any amount less than the full sum due shall not constitute a waiver of any claim to the remaining balance.  This Lease may not be changed or amended orally, but only by written instrument.

10.4Partial Invalidity.  If any provision of this Lease, or the application thereof in any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

10.5Certain Landlord Remedies.  If Tenant fails to perform any obligation hereunder, Landlord may, upon ten (10) days prior written notice to Tenant (except in the case of emergency in which case no notice shall be required), enter the Premises and perform it on Tenant's behalf.  In so doing, Landlord may make any payment of money or perform any other act.  All sums so paid by Landlord, and all incidental costs and expenses, shall be considered additional rent under this Lease and shall be payable to Landlord immediately on demand, together with interest from the date of demand to the date of payment at the “Interest Rate.  ”  For purposes of this Lease, the Interest Rate shall mean the lesser of the maximum interest rate permitted by law or three (3) percentage points above the then prevailing prime rate as set by Bank of America in its main office in Boston, MA  (or, if such bank ceases to exist, the then largest bank in the Commonwealth of Massachusetts).

10.6Tenant's Estoppel Certificate.  Within ten (10) business days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying (a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and additional rent have been paid in advance; (c) the amount of any security deposited with or for the benefit of Landlord; and (d) that, to Tenant's actual knowledge, Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default, and (e) such other matters as may be reasonably requested by Landlord.  Any such statement may be relied upon by a purchaser, assignee or lender.  Tenant's failure to execute and deliver such statement within the time required shall be a default under this Lease and shall also be conclusive upon Tenant that (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against rent; and (3) not more than one month's Base Rent has been paid in advance.  In connection with any Transfer of this Lease or major corporate financing by Tenant, Landlord shall, within twenty (20) days after written request by Tenant, acknowledge and deliver to Tenant a written statement containing substantially similar certifications regarding Tenant to those listed above regarding Landlord (provided that Tenant reimburses Landlord for its reasonable legal and other expenses in connection with such request).

Exhibit 10.1

10.7Waiver of Subrogation.  Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any insurance policy that either may have in force at the time of the loss or damage.  Each party shall notify its insurers that the foregoing waiver is contained in this Lease.  Landlord and Tenant shall cause each insurance policy obtained by each of them to provide that the insurer waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any loss or damage covered by such policy.

10.8All Agreements; No Representations.  This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter.  Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Lease.

10.9Brokerage.  Each party represents and warrants that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation other than the “Brokers” identified in Section 1.2 who shall be paid by Landlord pursuant to a separate agreement.  Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party.

10.10Successors and Assigns.  This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of their respective ownership; provided further, that Tenant's right to make a Transfer shall always be governed by Section 6.3 hereof.

10.11Construction of Document.  This Lease shall be construed, governed and enforced according to the laws of the state where the Property is located.  In construing this Lease, section headings shall be disregarded.  Any recitals herein or riders or exhibits attached hereto are hereby incorporated into this Lease by this reference.  Time is of the essence of this Lease and every provision contained herein.  The parties acknowledge that this Lease was freely negotiated by both parties, each of whom was represented by counsel; accordingly, this Lease shall be construed according to the fair meaning of its terms, and not against either party.

10.12Disputes Provisions.

(a)If either Landlord or Tenant institutes any action to enforce the provisions of this Lease or to seek a declaration of rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs as part of any award.

(b)Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord

Exhibit 10.1

and Tenant hereunder, Tenant's use or occupancy of the Premises, and/or claim of injury or damage.

10.13Surrender.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.

10.14Holdover.  If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall become a tenant at sufferance only, at a rental rate equal to the greater of: (i) one hundred fifty (150%) percent of the Rent in effect at the end of the Term; and (ii) the fair market rent in effect at such time as reasonable determined by Landlord, and otherwise subject to the terms and conditions herein specified, so far as applicable, and shall be liable for all damages sustained by Landlord on account of such holding over.  This Section shall not operate as a waiver of any right of reentry provided in this Lease, and Landlord's acceptance of rent after expiration of the Term or earlier termination of this Lease shall not constitute consent to a holdover or result in a renewal.  If Tenant fails to surrender the Premises upon the expiration of the Term or earlier termination despite demand by Landlord to do so, Tenant shall indemnify and hold Landlord harmless from all direct and indirect loss or liability, including, without limitation, any claim made by any succeeding tenant resulting from such failure.

10.15Late Payment.  Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to ascertain.  Therefore, if any monthly payment is not paid on or by the date it is due more than once during any twelve (12) month period, Tenant shall pay to Landlord an administrative fee equal to ten percent (10%) of the unpaid amount.  In addition, Tenant shall pay to the Landlord interest at a rate of 1.5% per month on all sums whatever becoming due under this lease, and not paid within five (5) days after their due date, if called upon the Landlord to do so. Landlord's acceptance of any late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount.

10.16Force Majeure.  If Landlord or Tenant is prevented from or delayed in performing any act required of it hereunder, and such prevention or delay is caused by strikes, labor disputes, inability to obtain labor, materials, or equipment, inclement weather, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, pandemic, epidemic, contagion, or other causes beyond such party's reasonable control (collectively, “Force Majeure”), the performance of such act shall be excused for a period equal to the period of prevention or delay.  A party's financial inability to perform its obligations shall in no event constitute Force Majeure.  Nothing in this section shall excuse or delay Tenant's obligation to pay any rent or other charges due under this Lease.

Notwithstanding the foregoing, Tenant agrees that, except to the extent otherwise expressly set forth in this Lease, no force majeure event including without limitation any circumstances related to COVID-19 or any epidemic, pandemic, state of emergency, government orders, government shutdowns, unavailability of labor, or materials or reasonable substitutes therefor, or other causes beyond any party’s reasonable control that relates thereto, including any closures of, or restrictions of access to, the Premises or access thereto, or ceasing of operations by Landlord,

Exhibit 10.1

its affiliates, or any other tenants or occupants, whether voluntary or pursuant to governmental request or order, shall give rise to any right to withhold the payment of rent or any claims of constructive eviction, casualty, condemnation, the right to exercise any other remedy of Tenant under the Lease, or default by Landlord under the Lease, all of which are hereby waived by Tenant.

10.17Limitation On Liability.  In consideration of the benefits accruing hereunder, Tenant hereby covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(a)The obligations of Landlord under this Lease do not constitute personal obligations of the managers, members, individual partners, directors, officers or shareholders of Landlord or any constituent managers or members of Landlord's members, and Tenant shall not seek recourse against the managers, members, partners, directors, officers or shareholders of Landlord, or any constituent managers or members of Landlord's members or any of their personal assets for satisfaction of any liability with respect to this Lease.

(b)Tenant's sole and exclusive remedy shall be against the Landlord's interest in the Property.

(c)Neither Landlord's managers or members nor any constituent managers or members of Landlord's members shall be sued, named as a party in any suit or action, or served with process therein (except if necessary to secure jurisdiction), and neither Landlord's managers or members nor any constituent managers or members of Landlord's members shall be required to respond in their respective individual capacity to any service of process.

(d)No judgment will be taken against Landlord's managers or members nor any constituent managers or members of Landlord's members, and no writ of execution will be levied against the assets of Landlord's managers or members nor any constituent managers or members of Landlord's members.

(e)These covenants and agreements of this Section are enforceable both by Landlord and also by Landlord's managers and members, and any constituent managers or members of Landlord's members, and shall bind Tenant and its successors and assigns.

(f)In no event shall the Landlord be liable to the Tenant (or any person claiming under Tenant) for any special, consequential or indirect damages suffered by any person or entity by reason of a default by the Landlord under any provisions of this Lease.  It is expressly agreed by Landlord and Tenant that business interruption costs and expenses are indirect and consequential damages under the terms of this Lease.

10.18Financial Statements.  Tenant shall furnish, within fifteen (15) days of Landlord's request therefor, but not more frequently than once every twelve (12) months during the Term unless in connection with the sale or financing of the Property, Tenant's most recent accurate, up-to-date, audited if available, financial statements of Tenant showing Tenant's financial condition for the preceding fiscal year; provided, however, that if Tenant’s financial statements are filed publicly with the United States Securities and Exchange Commission, Tenant shall not be required

Exhibit 10.1

to furnish such financial statements directly to Landlord.  Unless public by other means, Landlord will maintain confidential such statement, except as required by as applicable law or court order; however Landlord may provide such statements to Landlord's prospective and actual lenders and purchasers, and its and their accountants, attorneys and partners, as long as Landlord advises the recipients of the existence of Landlord's confidentiality obligation.  So long as Tenant is a publicly-traded company that makes public reports as required by the Securities and Exchange Commission, those publicly-available reports shall satisfy all obligations of Tenant under this Section.  So long as Tenant remains a publicly-traded company that makes public reports as required by the Securities and Exchange Commission, those publicly-available reports shall satisfy all obligations of Tenant under this Section.

10.19Submission Not An Option.

The submission of this Lease or a summary of some or all of its provisions for examination by Tenant does not constitute a reservation of the Premises for Tenant or an offer to lease the Premises to Tenant or the grant of an option for the Premises to Tenant, notwithstanding any contrary provision of statutory or common law.

10.20Security Deposit.

Tenant agrees that the Security Deposit shall be in the form of a letter of credit issued by Silicon Valley Bank (the “Bank”) to be delivered within fifteen (15) days after the execution of this Lease, the letter of credit shall be an irrevocable letter of credit (the “Letter of Credit”), issued in a form and by a bank approved by Landlord  in the amount of the Security Deposit.  Without limiting the generality of the foregoing, the Letter of Credit shall name Landlord as the beneficiary and provide that it may be negotiated or drawn against upon the furnishing of a statement to the Bank, from an authorized officer or agent of Landlord, that the Letter of Credit is being drawn upon in accordance with the terms of this Lease.  Landlord shall hold the Letter of Credit as security for the performance by Tenant of all obligations on the part of Tenant to be kept and performed.  Landlord shall have the right, from time to time upon an Event of Default that remains uncured, without prejudice to any other remedy Landlord may have on account thereof, to draw upon the Letter of Credit and apply such funds to Landlord’s damages arising from any default on the part of Tenant, in which event Tenant shall restore the balance of the Letter of Credit to the amount required hereunder.  Tenant shall maintain the Letter of Credit, or a substitute Letter of Credit from a bank reasonably approved by Landlord, in accordance with the terms hereof, in full force and effect at all times during the entire Term and for a period of thirty (30) days thereafter (the last day of such 30 day period shall be referred to herein as the “Return Date”).

If the Letter of Credit shall expire before the Return Date, Tenant shall replace the Letter of Credit deposited with Landlord by providing Landlord with a substitute Letter of Credit at least thirty (30) days prior (each such 30th day prior being referred to herein as a “Change Date”) to the expiration date of then effective Letter of Credit being held by Landlord, in the applicable amount required hereby.  Any failure by Tenant to provide such a substitute Letter of Credit shall be an Event of Default under this Lease for which there shall be no grace period and shall entitle Landlord to draw on all funds available under the Letter of Credit then being held by Landlord as amounts due hereunder and hold the same as security for Tenant’s performance of its obligations under this Lease.  The Security Deposit shall not be used by Tenant as a payment of rent due for the final months of the Term.

Exhibit 10.1

After the third Lease Year, the amount of the Security Escrow shall be reduced to $700,000 upon Tenant’s written request to Landlord provided that (a) no Event of Default has occurred and (b) Tenant achieves an average market capitalization of at least $350 million during the third Lease Year and during the last three months of the third Lease Year.  After the fifth Lease Year, the amount of the Security Escrow shall be reduced to $500,000 upon Tenant’s written request to Landlord provided that (a) no Event of Default has occurred and (b) Tenant achieves an average market capitalization of at least $500 million during the fifth Lease Year and during the last three months of the fifth Lease Year.  Within thirty (30) days following receipt of Tenant's written request for a permitted reduction, any portion of the Security Deposit in excess of the respective reduced amounts shall, if held by Landlord in cash, be refunded to Tenant, without interest, or Landlord shall agree to an appropriate replacement or amendment of the Letter of Credit in order to effect such reduction with all costs and fees borne by Tenant.

10.21Evidence of Authority.  Simultaneously with the execution hereof, Tenant shall deliver to Landlord evidence, satisfactory to Landlord's counsel, as to the authority of the persons executing this Lease on behalf of Tenant to enter into, execute, deliver and bind Tenant to this Lease.

10.22Recording of Lease.  Tenant agrees not to record this Lease, but upon request of either party, both parties shall execute and deliver a notice of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination.  This provision shall survive the expiration or earlier termination of the Lease.

10.23Option to Extend.  Provided that (i) no Event of Default shall exist at the time such option is exercised or at the commencement of the Extension Term, and (ii) this Lease remains in full force and effect and Tenant or a Permitted Transferee remains in occupancy of the Premises, Tenant may elect to extend the Term of this Lease for two (2) additional periods of seven (7) years each (each, an “Extension Term”), by giving Landlord notice of such election no sooner than eighteen (18) months earlier than and no later than fifteen (15) months prior to the Expiration Date of the original term or first Extension Term, as the case may be.  Such extension shall be upon the terms, covenants, and conditions contained in this Lease except that after the exercise of the second Extension Term, Tenant shall have no further right to extend the Lease Term and except that the Base Rent for each Extension Term shall be at fair market rent for comparable space in comparable properties in the Route 3/Route 495 area and not less than the then current Base Rent in effect during the last year of the original term or first Extension Term, as the case may be.

If Landlord and Tenant are unable to agree on the amount of such fair market rent by the date that is thirty (30) days after the date of Tenant’s election notice based on rental rates and terms for comparable space in the Route 3/Route 495 area, then Landlord shall promptly specify in writing the rent (“Landlord’s Rental Rate”) at which Landlord is willing to lease the Premises for the applicable Extension Term and Tenant shall promptly specify in writing the rent (“Tenant’s Rental Rate”) which Tenant is willing to pay for the Premises for the Extension Term and the amount of the fair market rent shall be established by appraisal in the following manner.  The Landlord and Tenant shall each appoint one appraiser and the two appraisers so appointed shall determine the fair market rent within thirty days of Tenant’s election notice.  If such appraisers are unable to agree on the amount of such fair market rent within such thirty (30) day period, they

Exhibit 10.1

shall appoint a third appraiser within ten (10) days of the expiration of such period, who shall be instructed to select, as between the rents chosen by the two appraisers, the rent that is closest to the third appraiser’s estimate of fair market rent.  The fair market rent shall be the amount so selected by the third appraiser and shall be conclusive on the Landlord and Tenant.

Each party shall bear the cost of its appraiser, and the cost of the third appraiser shall be split equally between parties.  The third appraiser’s estimate shall be based on the data supplied and used by the original two appraisers and the findings made by the third appraiser shall be set forth in writing.

Tenant's rights under this Section are personal to Tenant and shall not apply to any Transferee of Tenant (other than a Permitted Transferee) and shall not be assignable or exercisable by any other person or entity.  If at any time during the Term Tenant has sublet the Premises (not including Transfers to Permitted Transferees), then Tenant's rights under this Section shall thereafter be null and void and of no further force or effect.

10.24OFAC List.

Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business with (“OFAC List”).  Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List.  Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal requirement or applicable laws. Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Landlord pursuant to Section 6.3, Tenant shall cause the Transferee, for the benefit of Landlord, to reaffirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section, and it shall be reasonable for Landlord to refuse to consent to a Transfer in the absence of such reaffirmation and compliance. Tenant agrees that breach of the representations and warranties set forth in this Section shall at Landlord’s election be a default under this Lease.  This Section shall survive the termination or earlier expiration of the Lease.

10.25Signage.

So long as Tenant is leasing and in possession of the Premises and no Event of Default exists, subject to applicable regulations, Tenant may construct, erect, maintain and use, at Tenant’s sole cost and expense, non-exclusive exterior building standard sign containing Tenant’s name and logo, upon the tenant directory in the main lobby of the Building, the entry of its Premises, on the building monument sign located outside the main entrance of the building, and on the exterior of the Building.  Tenant may cause additional signage to be located on the entry road to the Building at Tenant’s expense and subject to the terms of this Section.  Landlord agrees that Tenant shall be entitled to a share of signage space and with signage at least as prominent in size, appearance, lighting and location as that of any other occupant of the Building and in order of precedence on

Exhibit 10.1

any list of Building tenants based on its pro rata share of the rentable square footage of the Building.  The size, location, design, materials, appearance and all other matters relating to such signage shall be subject to applicable legal requirements and Landlord’s prior approval, which shall not be unreasonably withheld provided that such signage is consistent with Class A building aesthetics.  In connection therewith, Tenant shall, at its sole cost and expense, prepare all plans and specifications relating to such signage, obtain all permits and approvals from governmental authorities required in connection therewith, and bear all costs and expenses of constructing, maintaining, repairing, replacing and removing such signage and removing all such signage upon the expiration of the Term or termination of the Lease.

10.26Café.

Landlord will use commercially reasonable efforts to cause to be open and operating promptly following the Commencement Date, and Tenant and its employees and guests will be entitled to the non-exclusive use of a grab and go cafe amenity in the Building (“Cafe”).  The Café shall be operated at no additional cost to Tenant (excluding, however, the cost of individually purchased food and drink) except that any subsidy or other costs paid or incurred by Landlord to operate of the Café shall be included in Operating Expenses.  Notwithstanding the foregoing, Landlord shall not be required to subsidize the Café if the Café operator desires to eliminate or reduce services due to a lack of usage by Building tenants.  In the event that Landlord is unable to locate an operator that will operate the Cafeteria on terms, including, without limitation, economic terms reasonably acceptable to Landlord, Landlord shall have the right and option, in its reasonable business discretion, to take any steps necessary to reduce or eliminate such costs, including, without limitation, modification or reduction of the food service.

10.27Outdoor Space.

Landlord will use commercially reasonable efforts to create a non-exclusive outdoor space with picnic tables or other seating for tenants of the Building in a location, fit and finish determined by Landlord.

Exhibit 10.1

(SIGNATURES APPEAR ON NEXT PAGE)

EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

LANDLORD:

FARLEY WHITE CONCORD ROAD, LLC

Date: 9/3/2021	By:	/s/John Power
John F. Power, Manager

TENANT:

T2 BIOSYSTEMS, INC.

Date:9/3/2021	By:	/s/ John Sperzel
Name: John Sperzel
Title: CEO, President & Chairman

Exhibit 10.1

F-1